                                                                    EXHIBIT 10.1


                                                                  EXECUTION COPY

          ____________________________________________________________
          ____________________________________________________________




                                LOAN AGREEMENT


                          Dated as of October 31, 2000

                                      among

                            KORN/FERRY INTERNATIONAL,
                             a Delaware corporation

              The Lenders and the Issuing Lender referred to herein

                                       and

                              BANK OF AMERICA, N.A.

          as Administrative Agent for itself and for the other Lenders



          ____________________________________________________________
          ____________________________________________________________

                               TABLE OF CONTENTS
                               -----------------

                                                                                                              Page
                                                                                                              ----
ARTICLE 1
     DEFINITIONS AND ACCOUNTING TERMS......................................................................      1
     1.1   Defined Terms...................................................................................      1
     1.2   Use of Defined Terms............................................................................     20
     1.3   Accounting Terms................................................................................     20
     1.4   Rounding........................................................................................     20
     1.5   Exhibits and Schedules..........................................................................     20
     1.6   Miscellaneous Terms.............................................................................     20

ARTICLE 2
     LOANS AND LETTERS OF CREDIT...........................................................................     21
     2.1   Loans-General...................................................................................     21
     2.2   Base Rate Loans.................................................................................     22
     2.3   Eurodollar Rate Loans...........................................................................     22
     2.4   Redesignation of Loans..........................................................................     22
     2.5   Letters of Credit...............................................................................     22
     2.6   Reductions of the Commitment....................................................................     25

ARTICLE 3
     PAYMENTS AND FEES.....................................................................................     26
     3.1   Principal and Interest..........................................................................     26
     3.2   Commitment Fees.................................................................................     27
     3.3   Letter of Credit Fees...........................................................................     27
     3.4   Facility Fee....................................................................................     27
     3.5   Capital Adequacy................................................................................     27
     3.6   Eurodollar Fees and Costs.......................................................................     27
     3.7   Post Default Interest and Late Payments.........................................................     30
     3.8   Right to Assume Payments Will be Made by Borrower...............................................     30
     3.9   Computation of Interest and Fees................................................................     30
     3.10  Non-Banking Days................................................................................     30
     3.11  Manner and Treatment of Payments................................................................     30
     3.12  Funding Sources.................................................................................     31
     3.13  Failure to Charge Not Subsequent Waiver.........................................................     31
     3.14  Authority to Charge Account.....................................................................     31
     3.15  Survivability...................................................................................     32

ARTICLE 4
     REPRESENTATIONS AND WARRANTIES........................................................................     33
     4.1   Existence and Qualification; Power; Compliance With Laws........................................     33
     4.2   Authority; Compliance With Other Agreements and Instruments and Government Regulations..........     33
     4.3   No Governmental Approvals Required..............................................................     34
     4.4   Subsidiaries....................................................................................     34
     4.5   Financial Statements............................................................................     34
     4.6   No Other Liabilities; No Material Adverse Effect................................................     34

     4.7   Title to and Location of Property...............................................................     35
     4.8   Intangible Assets...............................................................................     35
     4.9   Governmental Regulation.........................................................................     35
     4.10  Litigation.......................................................................................    35
     4.11  Binding Obligations..............................................................................    35
     4.12  No Default.......................................................................................    35
     4.13  ERISA............................................................................................    35
     4.14  Regulations T, U and X...........................................................................    37
     4.15  Disclosure.......................................................................................    37
     4.16  Tax Liability....................................................................................    37
     4.17  Budget...........................................................................................    37
     4.18  Hazardous Materials..............................................................................    37

ARTICLE 5
     AFFIRMATIVE COVENANTS
     (OTHER THAN INFORMATION AND
     REPORTING REQUIREMENTS)................................................................................    39
     5.1   Payment of Taxes and Other Potential Liens.......................................................    39
     5.2   Preservation of Existence........................................................................    39
     5.3   Maintenance of Properties........................................................................    39
     5.4   Maintenance of Insurance.........................................................................    39
     5.5   Compliance With Laws.............................................................................    39
     5.6   Inspection Rights................................................................................    40
     5.7   Keeping of Records and Books of Account..........................................................    40
     5.8   Compliance With Agreements.......................................................................    40
     5.9   Use of Proceeds..................................................................................    40
     5.10  Hazardous Materials Laws.........................................................................    40
     5.11  Future Guarantors................................................................................    41
     5.12  Acquisition Covenants............................................................................    41
     5.13  Further Assurances...............................................................................    41
     5.14  Bank as Principal Depository. ...................................................................    41

ARTICLE 6
     NEGATIVE COVENANTS.....................................................................................    42
     6.1   Prepayment of Indebtedness.......................................................................    42
     6.2   Disposition of Property..........................................................................    42
     6.3   Mergers..........................................................................................    42
     6.4   Acquisitions.....................................................................................    42
     6.5   Distributions....................................................................................    42
     6.6   ERISA............................................................................................    43
     6.7   Change in Name; Nature of Business...............................................................    43
     6.8   Indebtedness and Contingent Obligations..........................................................    43
     6.9   Liens; Negative Pledges; Sales and Leasebacks....................................................    44
     6.10  Transactions with Affiliates.....................................................................    44
     6.11  Investments......................................................................................    44
     6.12  Fixed Charge Coverage Ratio......................................................................    45
     6.13  Leverage Ratio...................................................................................    45
     6.14  Minimum Quick Ratio..............................................................................    45
     6.15  Foreign Subsidiaries.  ..........................................................................    46

     6.16  Suspension of Business...........................................................................    46

ARTICLE 7
     INFORMATION AND REPORTING REQUIREMENTS.................................................................    47
     7.1   Financial and Business Information...............................................................    47
     7.2   Compliance Certificates..........................................................................    48

ARTICLE 8
     CONDITIONS.............................................................................................    49
     8.1   Conditions to the Initial Loans and Letters of Credit............................................    49
     8.2   Any Increasing Loan..............................................................................    50
     8.3   Post-Closing Conditions; Pledge Agreement........................................................    50

ARTICLE 9
     EVENTS OF DEFAULT AND REMEDIES.........................................................................    52
     9.1   Events of Default................................................................................    52
     9.2   Remedies Upon Event of Default...................................................................    53

ARTICLE 10
     THE ADMINISTRATIVE AGENT...............................................................................    56
     10.1  Appointment and Authorization....................................................................    56
     10.2  Delegation of Duties.............................................................................    56
     10.3  Liability of the Administrative Agent............................................................    56
     10.4  Reliance by Administrative Agent.................................................................    56
     10.5  Notice of Default................................................................................    57
     10.6  Credit Decision..................................................................................    57
     10.7  Indemnification..................................................................................    58
     10.8  Bank of America in its Individual Capacity.......................................................    58
     10.9  Successor Agents.................................................................................    58
     10.10 No Obligations of Borrower.......................................................................    59

ARTICLE 11
     MISCELLANEOUS..........................................................................................    60
     11.1  Cumulative Remedies; No Waiver...................................................................    60
     11.2  Amendments; Consents.............................................................................    60
     11.3  Costs, Expenses and Taxes........................................................................    61
     11.4  Nature of Lenders' Obligations...................................................................    61
     11.5  Survival of Representations and Warranties.......................................................    61
     11.6  Notices..........................................................................................    61
     11.7  Execution of Loan Documents......................................................................    62
     11.8  Binding Effect; Assignment.......................................................................    62
     11.9  Foreign Lenders and Participants.................................................................    63
     11.10 Right of Setoff..................................................................................    64
     11.11 Sharing of Setoff................................................................................    64
     11.12 Indemnity by Borrower............................................................................    65
     11.13 Nonliability of the Creditors....................................................................    65
     11.14 No Third Parties Benefited.......................................................................    66
     11.15 Further Assurances...............................................................................    66
     11.16 Confidentiality..................................................................................    66

     11.17 Integration......................................................................................    66
     11.18 Severability of Provisions.......................................................................    66
     11.19 Independent Covenants............................................................................    67
     11.20 Headings.........................................................................................    67
     11.21 Arbitration Reference............................................................................    67
     11.22 Environmental Indemnity..........................................................................    68
     11.23 Jurisdiction and Venue...........................................................................    68
     11.24 GOVERNING LAW....................................................................................    69
     11.25 PURPORTED ORAL AMENDMENTS........................................................................    69

Exhibits
--------

A        -        Assignment Agreement
B        -        Compliance Certificate
C        -        Guaranty
D        -        [Reserved]
E        -        Request for Letter of Credit
F        -        Request for Loan
G        -        Request for Redesignation
H        -        Pricing Certificate
I        -        Pledge Agreement
J        -        Investment Policy
K        -        Permitted Stock Repurchase Certificate

Schedules
---------

1.1      -        Pro Rata Shares/Commitment
4.4      -        Subsidiaries
4.10     -        Litigation
4.13     -        Pension Plans
4.18     -        Hazardous Materials
6.8(a)   -        Existing Indebtedness
6.8(d)   -        Permitted Seller Indebtedness
6.9      -        Existing Liens
6.11     -        Investments

                                LOAN AGREEMENT
                                --------------

                         Dated as of October 31, 2000


          This LOAN AGREEMENT ("Agreement") is entered into by and among KORN/FERRY INTERNATIONAL, a Delaware corporation (the "Borrower"), the lenders named on the signature pages hereof or which hereafter become parties hereto in accordance with Section 11.8 hereof, as the Lenders, and Bank of America, N.A. as Administrative Agent for itself and for the other Lenders.

          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                       DEFINITIONS AND ACCOUNTING TERMS
                       --------------------------------

          1.1  Defined Terms. As used in this Agreement, the following terms
               -------------
shall have the respective meanings set forth below:

               "Acquisition" means any transaction, or any series of related
                -----------
     transactions, by which Borrower and/or any Subsidiary of Borrower directly or indirectly (i) acquires any business or all or substantially all of the assets of any firm, partnership, joint venture, corporation, limited liability company or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires control of a 50% or more ownership interest in any partnership or joint venture.

               "Administrative Agent" means Bank of America, when acting in its
                --------------------
     capacity as Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

               "Administrative Agent's Office" means the Administrative Agent's
                -----------------------------
     address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

               "Affiliate" means, as to any Person, any other Person which
                ---------
     directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or
                 --------
     indirectly, 10% or more of the Securities having ordinary voting power for the election of directors or other governing body of a corporation (other than Securities having such power only by reason of the happening of a contingency), or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person), will be deemed to control such corporation or other Person.

               "Agent Related Persons" means Bank of America and any successor
                ---------------------
     Administrative Agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

               "Agreement" means this Loan Agreement, either as originally
                ---------
     executed or as it may from time to time be supplemented, modified, amended, restated or extended.

               "Amortization Adjustment" means an amount for the fiscal period
                -----------------------
     of twelve months ending on the last day of any Fiscal Quarter, equal to 20% of the average daily Commitment during such twelve month period (or, to the extent that the Closing Date occurred during such twelve month period, in the period since the Closing Date).

               "Approved Swap Agreement" means each interest rate, currency or
                -----------------------
     other similar swap or hedging agreement between Borrower and Lender, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended, replaced or supplanted.

               "Assignment Agreement" means Assignment Agreement substantially
                --------------------
     in the form of Exhibit A.

               "Bank of America" means Bank of America, N.A., and its
                ---------------
     successors.

               "Banking Day" means any Monday, Tuesday, Wednesday, Thursday or
                -----------
     Friday, other than a day on which banks are authorized or required to be closed in California.

               "Base Rate" means the greater of (a) the Prime Rate or (b) the
                ---------
     Federal Funds Rate plus 0.50%.

               "Base Rate Loan" means a Loan made hereunder and designated as a
                --------------
     Base Rate Loan in accordance with Article 2.

               "Base Rate Margin" means, for each Pricing Period, the interest
                ----------------
     rate margin set forth below (expressed in basis points per annum) opposite the Pricing Level in effect during that Pricing Period:

               Pricing Level                      Base Rate Margin
               -------------                      ----------------

                    I                                  (25.0)

                    II                                 -0-

                    III                                -0-

               "Borrower" means KORN/FERRY INTERNATIONAL, a Delaware
                --------
     corporation, and its successors and permitted assigns.

               "Budget" means (a) the budgeted financial information prepared by
                ------
     Borrower and furnished to the Administrative Agent prior to the date hereof; or (b) after delivery of the financial budget most recently furnished by Borrower to Lender pursuant to Section 7.1(c), such financial budget.

               "Capital Expenditure" means any expenditure during any fiscal
                -------------------
     period that is considered a capital expenditure under Generally Accepted Accounting Principles, consistently applied, including any amount that is required to be treated as an asset subject to a Capital Lease.

               "Capital Lease" means, as to any Person, a lease of any Property
                -------------
     by that Person as lessee that is, or should be in accordance with Financing Accounting Standards Board Statement No. 13, recorded as a "capital lease" on the balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles.

               "Cash" means, when used in connection with any Person, all
                ----
     monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

               "Cash Equivalents" means each of the Investments described in the
                ----------------
     Borrower's Investment Policy as set forth on Exhibit J attached hereto.

               "Cash Proceeds" means (a) the gross cash payments (including any
                -------------
     cash received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when so received) received from any sale, transfer, exchange or other disposition of assets and (b) the gross cash consideration received from or upon the sale or other disposition of any asset received, directly or indirectly, in exchange for the asset which is the subject of that sale, transfer, exchange or disposition.

               "Certificate of a Responsible Official" means a certificate
                -------------------------------------
     signed by a Responsible Official of the Person providing the certificate.

               "Change in Control" means (a) any transaction or series of
                -----------------
     related transactions in which any Person or group of Persons (other than Richard Ferry, either individually or as a trustee of any trust for which he has sole power to direct and control investments) acquire beneficial ownership (within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 40% or more of the Common Stock of Borrower, (b) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office, (c) a "change in control" as defined in any document governing Indebtedness of Borrower or any of the Subsidiaries in excess of $3,000,000 occurs which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof, or (d) if either of the individuals serving as chairman of the board or chief executive officer of the Borrower, as of the Closing Date, no longer hold these positions and their successors are not approved by a majority of the board of directors of Borrower.

               "Closing Date" means the time and Banking Day on which the
                ------------
     consummation of all of the transactions contemplated in Section 8.1 occurs.

               "Code" means the Internal Revenue Code of 1986, as amended or
                ----
     replaced and as in effect from time to time.

               "Commission" means the Securities and Exchange Commission.
                ----------

               "Commitment" means the commitment by Lenders to make revolving
                ----------
     Loans to Borrower in an aggregate principal amount, subject to Section 2.6, not to exceed $100,000,000.

               "Commitment Fee Rate" means, for each Pricing Period, the rate
                -------------------
     per annum set forth below (expressed in basis points per annum) opposite the Pricing Level in effect during that Pricing Period:

               Pricing Level                      Commitment Fee Rate
               ------------------------------------------------------

                    I                                     30.0

                    II                                    37.5

                    III                                   37.5

               "Common Stock" means the common stock of Borrower or any of its
                ------------
     Subsidiaries.

               "Compliance Certificate" means a certificate in the form of
                ----------------------
     Exhibit B, properly completed and signed by a Senior Officer of Borrower and delivered to the Administrative Agent.

               "Contingent Obligation" means, as to any Person, any (a) direct
                ---------------------
     or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person, (b) contingent reimbursement obligations in respect of any letter of credit, including a Letter of Credit, or (c) assurance given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any "keep-well", "take-or-pay", "through put" or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation

     (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person so obligated.

               "Contractual Obligation" means, as to any Person, any provision
                ----------------------
     of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

               "Creditors" means, collectively, the Administrative Agent, the
                ---------
     Issuing Lender, Bank of America, in its capacity as a party to the Approved Swap Agreement, and the Lenders.

               "Debtor Relief Laws" means the Bankruptcy Code of the United
                ------------------
     States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

               "Default" means any event that, which with the giving of any
                -------
     applicable notice or passage of time set forth in Section 9.1, or both, would be an Event of Default.

               "Default Rate" means the rate of interest specified in Section
                ------------
     3.7.

               "Designated Eurodollar Market" means, with respect to any
                ----------------------------
     Eurodollar Rate Loan, (a) the London Eurodollar Market or (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, (i) the Cayman Islands Eurodollar Market or (ii) such other Eurodollar Market as may from time to time be selected by Administrative Agent with the approval of the Requisite Lenders, provided
                                                                      --------
     that the Designated Eurodollar Market shall not be changed (A) without notice to Borrower from the Administrative Agent or (B) with respect to any Eurodollar Rate Loan requested by Borrower, prior to the making of that Eurodollar Rate Loan unless consented to by Borrower.

               "Disposition" means the sale, transfer or other disposition in
                -----------
     any single transaction or series of related transactions (including by
                                                               ---------
     means of a sale-leaseback transaction) of any asset, or group of related assets, of Borrower or of any Subsidiary of Borrower (a) which asset or assets constitute a line of business or substantially all the assets of Borrower or such Subsidiary or (b) the aggregate amount of the Net Cash Proceeds of such assets is more than $2,000,000, other than (i) inventory
                                                      ----------
     or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or such Subsidiary, (ii) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or such Subsidiary and (iii) obsolete assets no longer useful in the business of Borrower or such Subsidiary whose carrying value on the books of Borrower or such Subsidiary is zero or de minimus.
                                                        -------

               "Distribution" means, (i) with respect to any shares of capital
                -------------------
     stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person (other than pursuant to the terms
                                               ----- ----
     of Indebtedness which is convertible into or exchangeable for capital stock or any other equity security), (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in cash or in Property (other than common stock or any other equity security of such
                  ----------
     Person) on or with respect to any such security, (c) any Investment by such Person in the holder of any such security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such security, and (ii) any payment in respect of Indebtedness owed by Borrower or any of its Subsidiaries to any Affiliate or shareholder (other than an Affiliate or shareholder which is either the Borrower itself or one of its Subsidiaries), or Person not dealing at arm's length with Borrower, which is not expressly permitted by this Agreement.

               "Dollars" or the symbol "$" means United States dollars.
                -------

               "Domestic Subsidiary" means all Subsidiaries of Borrower that are
                -------------------
     not Foreign Subsidiaries.

               "EBITDA" means, for any fiscal period, determined on a consolidated basis for Borrower and its Subsidiaries, (a) Net Income (or net loss) for that period, plus (b) without duplication and to the
                                ----
     extent deducted from revenues in determining Net Income (or net loss), the sum of (i) the aggregate amount of Interest Expense for that period, (ii)
     ---
     the aggregate amount of income tax expense for that period, plus (iii) all
                                                                 ----
     amounts attributable to amortization and depreciation for that period, plus
                                                                            ----
     (iv) non-cash charges during that period which do not reflect cash expenditures and which are not expected to result in cash expenditures during the term of this Agreement, minus (c) the sum without duplication
                                        -----         ---
     and to the extent added to revenues in determining Net Income for that period, (i) non-cash gains during that period, plus (ii) gains (or minus
                                                    ----                -----
     losses) on sales of fixed assets during that period, in each case determined in accordance with GAAP for that Person.

               "Eligible Assignee" means (a) another Lender, (b) with respect to
                -----------------
     any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total
                            ---------
     assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible
                                                 --------
     Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.9.

               "Enforcement or Remedial Action" shall mean any step taken by any
                ------------------------------
     Person to enforce compliance with or to collect or impose penalties, fines or other sanctions provided by any Environmental Law.

               "Environmental Claims" means all claims, however asserted, by any
                --------------------
     Governmental Agency or other Person alleging potential liability or responsibility for violation of any Environmental Law, or any Enforcement or Remedial Action or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by Borrower.

               "Environmental Laws" means all federal, state or local laws,
                ------------------
     statutes, common law duties, rules, regulations, ordinances and codes together with all administrative orders, directed duties, policies, notices, decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Agencies, in each case relating to, regulating or imposing liability or standards of conduct regarding environmental, health, safety, project liability and land use matters (including matters related to air and water quality, the handling, transportation, storage, treatment, usage or disposal of Hazardous Materials, air emissions, noise control, industrial hygiene, zoning, and land-use permits) including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the
                                              ------
     Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

               "ERISA" means the Employee Retirement Income Security Act of
                -----
     1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

               "ERISA Affiliate" means, with respect to any Person, any Person
                ---------------
     (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

               "Eurodollar Banking Day" means any Banking Day on which dealings
                ----------------------
     in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

               "Eurodollar Base Rate" means, with respect to any Eurodollar Rate
                --------------------
     Loan, the average per annum interest rate at which Dollar deposits would be offered for the applicable interest period by major banks in the London Eurodollar Market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two Eurodollar Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined in good faith by such alternate method as reasonably selected by the Administrative Agent. The Administrative Agent's determination of the Eurodollar Base Rate shall be conclusive in the absence of manifest error.

               "Eurodollar Lending Office" means, as to each Lender, its office
                -------------------------
     or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

               "Eurodollar Margin" means, for each Pricing Period, the interest
                -----------------
     rate margin set forth below (expressed in basis points per annum) opposite the Pricing Level in effect during that Pricing Period:

               Pricing Level                      Eurodollar Margin
               ----------------------------------------------------

                   I                                    125.0

                   II                                   150.0

                   III                                  200.0

               "Eurodollar Market" means a regular, established market located
                ------------------
     outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

               "Eurodollar Period" means:
                -----------------

               (a) as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending one, two, three or six months thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

                    (i) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

                    (ii) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the next succeeding Euro dollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Banking Day;

                    (iii) No Eurodollar Period shall extend beyond the Maturity Date; and

                    (iv) No Eurodollar Period shall extend beyond the last day of any Fiscal Quarter upon which any reduction to the Commitment is required if, as a result of such required reduction, Borrower would be required to prepay the related Eurodollar Loan.

               "Eurodollar Rate" means, with respect to any Eurodollar Rate
                ---------------
     Loan, the interest rate (rounded upward to the next 1/16 of 1%) determined to be equal to the Eurodollar Base Rate divided by [1 minus the Eurodollar
                                             -------       -----
     Reserve Percentage].

               "Eurodollar Rate Loan" means a Loan made hereunder and designated
                --------------------
     as a Eurodollar Rate Loan in accordance with Article 2.

               "Eurodollar Reserve Percentage" means, with respect to any
                -----------------------------
     Eurodollar Rate Loan, as of the date of determination of the Eurodollar Base Rate for that Eurodollar Rate Loan, the total of the maximum reserve percentages for determining the reserves to be maintained, if any, by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Regulation D, rounded upward to the nearest 1/100 of 1%. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages. The determination by the Administrative Agent of any applicable Eurodollar Reserve Percentage shall be made in good faith and shall be conclusive in the absence of manifest error.

               "Event of Default" shall have the meaning provided in Section
                ----------------
     9.1.

               "Existing Credit Agreement" means the Credit Agreement dated as
                -------------------------
     of February 8, 1999 by and among KORN/FERRY INTERNATIONAL, a California corporation, the lenders parties thereto from time to time, the "Issuing Bank" referred to therein and Mellon Bank, N.A., a national banking association, as agent.

               "Federal Funds Rate" means, as of any date of determination, a
                ------------------
     fluctuating interest rate per annum equal to the federal funds effective rate for the previous Banking Day as quoted by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

               "Fiscal Quarter" means the fiscal quarter of Borrower ending on
                --------------
     each July 31, October 31, January 31 and April 30.

               "Fiscal Year" means the fiscal year of Borrower ending on each
                -----------
     April 30.

               "Fixed Charge Coverage Ratio" means, as of the last day of each
                ---------------------------
     Fiscal Quarter, the ratio of (a) the sum of (i) EBITDA for the four Fiscal
                         -----            ---
     Quarter period ending on such day, minus (ii) Capital Expenditures paid in
                                        -----
     cash during such period but excluding amounts financed by Capital Leases and purchase money financing (provided, that for each Fiscal Quarter in the
                                   --------
     Fiscal Year ending April 30, 2001, this amount shall be fixed at $5,000,000 irrespective of actual Capital Expenditures, Capital Leases and purchase money financing), minus (iii) income taxes payable for that period, to (b)
                       -----
     the sum of (i) Interest Expense paid in cash during such fiscal period plus
         ------                                                             ----
     (ii) the Amortization Adjustment for such fiscal period, plus (iii) all
                                                              ----
     principal payments (including, without limitation, all scheduled payments and any prepayments) on all Indebtedness of Borrower and its Subsidiaries during such fiscal period, plus (iv) commencing with the Fiscal Quarter
                                ----
     ending July 31, 2001, the aggregate principal amount paid during such fiscal period with respect to Permitted Stock Repurchases.

               "Foreign Subsidiaries" means all Subsidiaries of Borrower
                --------------------
     organized under the Laws of a country other than the United States of
                                           ----- ----
     America. For purposes of the Loan Documents, a Subsidiary organized under the Laws of a territory (but not a State) of the United

     States of America (including Puerto Rico, Guam and the U.S. Virgin Islands)
                        ---------
     shall be a Foreign Subsidiary.

               "Funding Account" means account no. 14593 07160 maintained by
                ---------------
     Borrower with the Bank of America, or any other account designated by Borrower and reasonably acceptable to the Administrative Agent.

               "Generally Accepted Accounting Principles" means, as of any date
                ----------------------------------------
     of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently
                                                           ------------
     applied," as used in connection therewith, means that the accounting
     -------
     principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

               "Governmental Agency" means (a) any international, foreign,
                -------------------
     federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or
     (c) any court, administrative tribunal or public utility.

               "Guarantors" means all Significant Subsidiaries of Borrower, now
                ----------
     owned or owned in the future, which have become, or are required to become, a party to the Guaranty pursuant to the terms of this Agreement. Each Guarantor shall remain a Guarantor hereunder until the termination of the Guaranty.

               "Guaranty" means the continuing guaranty of the Obligations to be
                --------
     executed and delivered pursuant to Article 8 by each of the Guarantors, in the form of Exhibit C, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

               "Hazardous Materials" means all those substances which are
                -------------------
     regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

               "Indebtedness" means, as to any Person, without duplication, (a)
                ------------
     all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any payment obligation of such Person for the deferred purchase price of Property or services (other than trade or other
                                                      ----- ----
     accounts payable in the ordinary course of business in accordance with customary industry terms), (e) any payment obligation of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) payment obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (h) any obligations of such Person under a Swap Agreement.

               "Intangible Assets" means, as of any date of determination, the
                -----------------
     intangible assets of Borrower and its Subsidiaries, including goodwill,
                                                         ---------
     patents, trademarks, trade names, organization expense, capitalized acquisition expenses, deferred research and development costs and deferred marketing expense, deferred tax assets and money due from Affiliates of Borrower and its Subsidiaries.

               "Interest Expense" means, for any fiscal period and for any
                ----------------
     Person, the consolidated interest expense of that Person determined in accordance with Generally Accepted Accounting Principles.

               "Investment" means, when used in connection with any Person, any
                ----------
     investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for increases or decreases in the value of such Investment.

               "Issuing Lender" means Bank of America, when acting in its
                --------------
     capacity as issuer of any Letter of Credit hereunder.

               "Laws" means, collectively, all international, foreign, federal,
                ----
     state, and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

               "Lenders" means Bank of America and each other Lender which
                -------
     hereafter becomes a party hereto pursuant to Section 11.8.

               "Letter of Credit" means a commercial letter of credit or standby
                ----------------
     letter of credit issued by the Issuing Lender for the account of Borrower in the ordinary course of its business.

               "Letter of Credit Usage" means, at any date of determination, the
                ----------------------
     sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing or payment under issued and outstanding Letters of Credit issued pursuant to the Commitment, plus (ii) the aggregate amount of all drawings honoured or payments made by the Issuing Lender under such Letters of Credit and not reimbursed by Borrower.

               "Leverage Ratio" means, as of the last day of each Fiscal
                --------------
     Quarter, the ratio of (a) the Total Funded Debt of Borrower and its Subsidiaries as of the last day of that Fiscal Quarter to (b) EBITDA of Borrower and its Subsidiaries for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters.

               "Lien" means any mortgage, deed of trust, pledge, hypothecation,
                ----
     assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any
               ---------
     conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement
                              ----------
     with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

               "Loan" means any Loan made at any one time under the Commitment
                ----
     by the Lenders having Pro Rata Shares of the Commitment pursuant to Article 2.

               "Loan Documents" means, collectively, this Agreement, the
                --------------
     Guaranty, each Request for Loan, each Request for Letter of Credit, each Request for Redesignation, each Letter of Credit, each Compliance Certificate, each Pricing Certificate, and each Approved Swap Agreement, and any other certificates, documents or agreements to, with or for the benefit of the Creditors, of any type or nature heretofore or hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to the Creditors in any way relating to or in furtherance of this Agreement, including, without limitation, upon execution and delivery thereof, the Pledge Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

               "Material Adverse Effect" means any set of circumstances or
                -----------------------
     events which (a) has or may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has or may reasonably be expected to have a materially adverse effect on the condition (financial or otherwise) or business operations of Borrower and its Subsidiaries, taken as a whole, (c) materially impairs or may reasonably be expected to materially impair the ability of Borrower and its Subsidiaries, to perform their Obligations or
     (d) materially impairs or may reasonably be expected to materially impair the ability of the Creditors to enforce their legal remedies pursuant to the Loan Documents.

               "Maturity Date" means November 2, 2002.
                -------------

               "Multiemployer Plan" means any employee benefit plan of the type
                ------------------
     described in Section 4001(a)(3) of ERISA.

               "Negative Pledge" means any covenant binding on Borrower or any
                ---------------
     current or future guarantor of the Obligations that prohibits the creation of Liens on any Property of Borrower or of any such guarantor to the Creditors or prohibiting the granting of any such covenant to any of the Creditors.

               "Net Cash Proceeds" means, with respect to any Disposition, the
                -----------------
     Cash Proceeds received by Borrower or by any Subsidiary of Borrower upon such Disposition minus, (a) the actual expenses of such sale paid or
                      -----
     payable by Borrower or by any Subsidiary of Borrower in connection with such Disposition, (b) any amount paid or payable by the transferor to retire existing Liens on the assets sold to the extent that the transferor is contractually obligated to do so, and (c) an amount representing the taxes reasonably estimated by Borrower to be payable by Borrower with respect to such Disposition.

               "Net Income" means, for any fiscal period, net income of Borrower
                ----------
     and its Subsidiaries, determined in accordance with Generally Accepted Accounting Principles, consistently applied, on a consolidated basis.

               "Obligations" means all present and future obligations of every
                -----------
     kind or nature of Borrower or any Party at any time and from time to time owed to any of the Creditors under any of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the
                                    ---------
     commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Affiliate of Borrower.

               "Ownership Group" means those natural persons directly or
                ---------------
     indirectly owning interests in Borrower as of the Closing Date, their spouses, and corporations or other business entities of which such natural Persons are the sole shareholders, and trusts for their benefit.

               "Party" means each party to the Loan Documents other than the
                -----
     Creditors.

               "PBGC" means the Pension Benefit Guaranty Corporation or any
                ----
     successor thereof established under ERISA.

               "Pension Plan" means any "employee pension benefit plan" that is
                ------------
     subject to Title IV of ERISA and which is maintained for employees of Borrower or of any ERISA Affiliate of Borrower, other than a Multiemployer
                                                     ----- ----
     Plan.

               "Permitted Acquisition" means an Acquisition by Borrower or any
                ---------------------
     of its Subsidiaries (as applicable, the "acquiror") of another Person engaged in the same or a similar line of business as that of the acquiror (the "target") and which will thereupon become a Subsidiary or part of Borrower or an existing Subsidiary, provided that: (i) such Acquisition
                                         --------
     shall have been approved by the board of directors of the target (i.e.,
                                                                       ----
     such Acquisition shall not be "hostile"); and (ii) no Default or Event of Default shall exist at the time of such Acquisition or after giving effect thereto.

               "Permitted Encumbrances" means:
                ----------------------

               (a) Inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate reserves have been set aside and which are being or will be, within 30 days, contested in good faith by appropriate proceedings diligently pursued and have not proceeded to judgment, provided that, by reason of nonpayment of the
                            --------
     obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

               (b) Liens for taxes and assessments on real property which are not yet past due, or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings diligently pursued and have not proceeded to judgment, provided that, by reason of non payment of the obligations
                  --------
     secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

               (c) easements, exceptions, reservations, covenants, conditions, restrictions, and assessment Liens arising thereunder, operating agreements, or other agreements granted, reserved or entered into before or after the date hereof for the purpose of ingress, egress, parking, encroaching, pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, use, operation, repair, maintenance and reconstruction, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

               (d) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

               (e) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings diligently pursued, provided that, if
                                                    --------
     delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

               (f) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, that do not exceed $100,000 in the aggregate at any time outstanding, including
                                                                      ---------
     Liens of judgments thereunder which are not currently dischargeable;

               (g) Liens consisting of deposits of Property to secure statutory obligations of Borrower or of any Subsidiary of Borrower in the ordinary course of its business; and

               (h) Liens created by or resulting from any litigation or legal proceeding involving Borrower or any Subsidiary of Borrower in the ordinary course of its business which are currently being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves
                                                 --------
     have been set aside, and such Liens are discharged or stayed within 30 days of creation and no Property is subject to a material risk of loss or forfeiture.

               "Permitted Seller Indebtedness" means, collectively, (i) the
                -----------------------------
     Indebtedness described on Schedule 6.8(d), and (ii) other unsecured Indebtedness owed to sellers in connection with Permitted Acquisitions and any other Acquisitions, provided that (A) the representations, warranties,
                             --------
     covenants and other provisions of such Indebtedness are satisfactory to the Requisite Lenders (it being agreed by each of the parties hereto that each of the promissory notes evidencing Permitted Seller Indebtedness delivered to the Administrative Agent on or prior to the Closing Date are satisfactory to the Requisite Lenders) and not more onerous to Borrower than those contained in the Loan Documents; and (B) if, after giving effect to all such Indebtedness incurred by Subsidiaries of Borrower, the aggregate Permitted Seller Indebtedness incurred by Subsidiaries of Borrower exceeds $25,000,000, Borrower shall have submitted to the Administrative Agent, a Compliance Certificate, evidencing, as of the last day of the full Fiscal Quarter immediately preceding the incurrence of the subject Indebtedness, a Quick Ratio of not less than 0.85:1.00.

               "Permitted Stock Repurchase" means any acquisition by Borrower of
                --------------------------
     shares of its common stock (other than the repurchase of common stock from employees referred to in Section 6.5(b)); provided that prior to such
                                               --------
     acquisition, Borrower shall have provided to the

     Administrative Agent, not less than three Banking Days prior thereto, a Permitted Stock Repurchase Certificate showing the appropriate calculations and certifying (as applicable) that:

               (a) for each Permitted Stock Repurchase occurring prior to April 30, 2001, EBITDA of the Borrower and its Subsidiaries, on a consolidated basis, for the full four Fiscal Quarter period ending immediately prior to such Permitted Stock Repurchase, was not less than $90,000,000;

               (b) for each Permitted Stock Repurchase occurring on or subsequent to April 30, 2001, EBITDA of the Borrower and its Subsidiaries, on a consolidated basis, for the full four Fiscal Quarter period ending immediately prior to such Permitted Stock Repurchase, was not less than $100,000,000;

               (c) for each Permitted Stock Repurchase occurring prior to receipt by the Administrative Agent of a true, complete, correct and fully executed copy of Borrower's 10-Q for the fiscal period ended July 31, 2001, as of the date of the Permitted Stock Repurchase Certificate, the sum of (i) unrestricted Cash held by the Borrower and
                           ---
          its Subsidiaries on a consolidated basis, plus (ii) the Commitment,
                                                    ----
          minus (iii) the aggregate outstanding principal amount of all Loans,
          -----
          minus (iv) the Letter of Credit Usage, in each case after giving
          -----
          proforma effect to the proposed Permitted Stock Repurchase, is equal to or greater than $120,000,000, all as determined in accordance with GAAP;

               (d) for each Permitted Stock Repurchase occurring subsequent to receipt by the Administrative Agent of a true, complete, correct and fully executed copy of Borrower's 10-Q for the fiscal period ended July 31, 2001, as of the last day of the full Fiscal Quarter ending immediately prior to the proposed Permitted Stock Repurchase, the Fixed Charge Coverage Ratio, after giving proforma effect to the proposed Permitted Stock Repurchase, was not less than 1.25:1.00; and

               (e) since the last day of the full Fiscal Quarter ending immediately prior to the proposed Permitted Stock Repurchase, no Default or Event of Default has occurred or is continuing and no event shall have occurred which constitutes a Material Adverse Effect or which renders any of the calculations set forth above materially misleading.

               "Permitted Stock Repurchase Adjustment Amount" means, until such
                --------------------------------------------
     time as the Administrative Agent shall have received a true, complete, correct and fully executed copy of Borrower's 10-Q for the fiscal period ended July 31, 2001, an amount equal to, without duplication, the aggregate consideration paid, whether in Cash or otherwise, with respect to all Permitted Stock Repurchases prior to such time. Upon receipt of such 10-Q, the Permitted Stock Repurchase Adjustment Amount shall be automatically and permanently reduced to zero.

               "Permitted Stock Repurchase Certificate" means a certificate in
                --------------------------------------
     the form of Exhibit K, properly completed and signed by a Senior Officer of Borrower and delivered to the Administrative Agent.

               "Person" means any entity, whether an individual, trustee,
                ------
     corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or otherwise.

               "Pledge Agreement" means the pledge agreement to be executed and
                ----------------
     delivered by the Borrower pursuant to Section 8.3, substantially in the form of Exhibit I hereto, either as originally executed or as it may be amended, supplemented or otherwise modified from time to time.

               "Pricing Certificate" means a Pricing Certificate substantially
                -------------------
     in the form of Exhibit H, properly completed and signed by a Senior Officer of Borrower.

               "Pricing Level" means, during each Pricing Period, the pricing
                -------------
     level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter ending two months prior to the commencement of that Pricing
     Period:

               Pricing Level            Leverage Ratio
               -------------            --------------

                    I                   Less than or equal to 1.00:1.00

                    II                  Less than or equal to 1.25:1.00 and
                                        greater than 1.00:1.00

                    III                 Greater than 1.25:1.00

     The Pricing Level shall change as of the first day of the calendar month following the receipt of a Compliance Certificate indicating a change in the Leverage Ratio. Notwithstanding the provisions of this definition, in the event that Borrower fails to deliver a Compliance Certificate within the time period specified by Section 7.2, the Pricing Level for shall increase to the highest level set forth above until such time as Borrower delivers a Compliance Certificate.

               "Pricing Period" means each period of three months which
                --------------
     commences on the first day of each October, January, April and July and ends of the last day of the succeeding December, March, June and September.

               "Pro Rata Share" means, with respect to each Lender, the
                --------------
     percentage of the Commitment held by that Lender from time to time and set forth on Schedule 1.1. As of the Closing Date, Bank of America's Pro Rata
              ------------
     Share is 100%.

               "Prime Rate" means the rate of interest publicly announced from
                ----------
     time to time by Bank of America as its "Prime Rate." The Prime Rate is set by Bank of America based on various factors, including Bank of America's costs and desired returns, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank of America may price loans at, above or below its Prime Rate. Any change in the Prime Rate shall take effect on the day specified in the public announcement of such change.

               "Property" means any interest in any kind of property or asset,
                --------
     whether real, personal or mixed, or tangible or intangible.

               "Quick Ratio" means, as of each date of determination thereof,
                -----------
     the ratio of (a) the sum of (i) Borrower's and its Subsidiaries current
                      -------
     Cash and Cash Equivalents plus (ii) marketable securities plus trade
                               ----
     accounts receivable to (b) the sum of (i) the current liabilities of
                                -------
     Borrower and its Subsidiaries and (ii) to the extent not included in current liabilities, the aggregate outstanding principal amount under the Loan Agreement, in each case determined in accordance with Generally Accepted Accounting Principles, consistently applied.

               "Regional Consolidated Financial Statements" means, with respect
                ------------------------------------------
     to the consolidating financial statements and other information required pursuant to Section 7.1(a) to be provided to the Administrative Agent
                 --------------
     describing the Subsidiaries of Borrower located in Europe, Latin America and Asia, financial statements prepared such that individual Subsidiaries within the above-mentioned geographic areas are consolidated together and presented as consolidated entities (e.g.: presented as "consolidated European Subsidiaries", "consolidated Asian Subsidiaries" etc.), each in form satisfactory to the Administrative Agent.

               "Regulations D, T, U and X" means Regulations D, T, U and X, as
                -------------------------
     at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

               "Request for Letter of Credit" means a written request for a
                ----------------------------
     Letter of Credit, substantially in the form of Exhibit E, together with the standard form of application for letters of credit used by the Issuing Lender, signed by a Responsible Official of Borrower and properly completed to provide all information to be included therein.

               "Request for Loan" means a written request for a Loan,
                ----------------
     substantially in the form of Exhibit F, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

               "Request for Redesignation" means a written request to continue
                -------------------------
     or redesignate a Loan substantially in the form of Exhibit G, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

               "Requirement of Law" means, as to any Person, the articles or
                ------------------
     certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

               "Requisite Lenders" means as of any date of determination,
                -----------------
     Lenders having in the aggregate 66-2/3% or more of the Commitment then in effect.

               "Responsible Official" means (a) when used with reference to a
                --------------------
     Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of that Person.

               "Right of Others" means, as to any Property in which a Person has
                ---------------
     an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that
      ----------
     Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.
     ---------

               "Securities" means any capital stock, share, voting trust
                ----------
     certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

               "Senior Officer" means the (a) President, (b) Vice President, (c)
                --------------
     Chief Financial Officer, (d) Treasurer or (e) General Counsel of a Person or the persons performing the equivalent functions.

               "Significant Subsidiary" means as of any date of determination,
                ----------------------
     each Domestic Subsidiary of Borrower that had on the last day of the Fiscal Quarter then most recently ended any of the following: (a) total assets (excluding intercompany Indebtedness owing from Borrower or any of the
      ---------
     Significant Subsidiaries) with a book value (determined in accordance with Generally Accepted Accounting Principals) equal to five percent (5%) or greater of the total assets (excluding intercompany Indebtedness) of
                                  ---------
     Borrower and its Subsidiaries, on a consolidated basis, (b) net income before Interest Expense and taxes equal to five percent (5%) or greater of net income of Borrower and its Subsidiaries, before Interest Expense and Taxes, on a consolidated basis, or (c) total revenue (excluding intercompany revenue) equal to five percent (5%) or greater of the total revenue (excluding intercompany revenue) of Borrower and its Subsidiaries, on a consolidated basis, in each case as determined in accordance with Generally Accepted Accounting Principles.

               "Special Eurodollar Circumstance" means the application or
                -------------------------------
     adoption of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of that Lender.

               "Subordinated Obligations" means Indebtedness of Borrower that is
                ------------------------
     subordinated to the Obligations, all of the provisions of which (including amount, maturity, amortization, interest rate, covenants, defaults, remedies and subordination), have been approved in writing as to form and substance by the Administrative Agent with the written consent of the Requisite Lenders.

               "Subsidiary" means, as of any date of determination and with
                ----------
     respect to any Person, any corporation, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of their Subsidiaries.

               "Swap Agreements" means one or more written agreements between
                ---------------
     Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate or currency risk protection with respect to any Indebtedness.

               "Target EBITDA" means, with respect to (a) the target of a
                -------------
     Permitted Acquisition or (b) an Investment permitted by Section 6.11(e), such target's (or the Borrower's proportionate share thereof with respect to Investments under Section 6.11(e)) earnings before interest, taxes, depreciation and amortization for the twelve-month period prior to such Permitted Acquisition or Investment plus, if applicable, the positive
                                         ----
     difference of (a) the sum of the selling manager's prior twelve month
     -------------
     aggregate cash compensation less (b) the sum of contractual cash
                                 ----
     compensation for the remaining executives applicable for the first twelve month period subsequent to the Permitted Acquisition or Investment.

               "Termination Event" means (a) a "reportable event" as defined in
                -----------------
     Section 4043 of ERISA (other than a reportable event that is not subject to
                            ----------
     the provision for 30 day notice to the PBGC), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which, in any such case as aforesaid, might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

               "to the best knowledge of" means, when modifying a
                ------------------------
     representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Senior Officer of that Person) making the representation, warranty or other statement.

               "Total Funded Debt" means, for any fiscal period, determined on a
                -----------------
     consolidated basis for Borrower and its Subsidiaries, without duplication, the sum of (a) the outstanding principal Indebtedness of Borrower and its Subsidiaries for borrowed money (including debt securities issued by
                                      ---------
     Borrower or any of its Subsidiaries) on that date, plus (b) the aggregate
                                                        ----
     amount of all Capital Lease Obligations of Borrower and its Subsidiaries on that date, plus (c) all obligations in respect of letters of credit or
                ----
     other similar instruments for which Borrower or any of its Subsidiaries are account parties or are otherwise obligated, plus (d) the aggregate amount
                                                 ----
     of all Contingent Obligations and other similar contingent obligations of Borrower and its Subsidiaries with respect to any of the foregoing, and plus (e) any obligations of Borrower or any of its Subsidiaries to the
     ----
     extent that the same are secured by a Lien on any of the assets of Borrower or its Subsidiaries, other than Permitted Encumbrances.

               "Wholly-Owned Subsidiary" means a Subsidiary of Borrower, 100% of
                -----------------------
     the capital stock or other equity interest of which is owned, directly or indirectly, by Borrower, except for director's qualifying shares required by applicable Laws.

               1.2  Use of Defined Terms. Any defined term used in the plural
                    --------------------
     shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

               1.3  Accounting Terms. All accounting terms not specifically
                    ----------------
     defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles consistently applied, except as otherwise specifically prescribed herein. In the event
              ------
     that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 6.12 through 6.16 would then be calculated in a different manner or with different components, Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles.

               1.4  Rounding. Any financial ratios required to be maintained by
                    --------
     Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

               1.5  Exhibits and Schedules. All Exhibits and Schedules to this
                    ----------------------
     Agreement, either as originally existing or as the same may from time to time be supplemented, modified, amended, or supplanted are incorporated herein by this reference.

               1.6  Miscellaneous Terms. The term "or" is disjunctive; the term
                    -------------------
     "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                   ARTICLE 2
                          LOANS AND LETTERS OF CREDIT
                          ---------------------------

          2.1  Loans-General.
               -------------

               (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Maturity Date, each Lender shall, pro rata according to that Lender's Pro Rata Share, make Loans to Borrower under the Commitment in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding that Lender's Pro Rata Share; provided that, giving effect to
                                               --------
     the requested Loan, the aggregate outstanding principal balance of the Loans plus the Letter of Credit Usage plus the Permitted Stock Repurchase
           ----                            ----
     Adjustment Amount shall not exceed the Commitment. Subject to the limitations set forth herein (including, without limitation, the requirements of Section 3.6(d)), Borrower may borrow, repay and reborrow under the Commitment without premium or penalty. As of the Closing Date, the Existing Credit Agreement is deemed terminated and the loans outstanding thereunder refinanced by the initial Loans hereunder.

               (b) Subject to the next sentence, each Loan shall be made pursuant to a written Request for Loan which shall specify (i) the requested date of such Loan, (ii) whether such Loan is to be a Base Rate Loan or a Eurodollar Rate Loan, (iii) the amount of such Loan, and (iv) the Eurodollar Period for such Loan if such Loan is to be a Eurodollar Rate Loan.

               (c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender having a Pro Rata Share under which such Loan is requested by telephone or telecopier of the date and type of the Loan, the applicable Eurodollar Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m., Los Angeles time, on the date specified for any Loan, each Lender shall make its Pro Rata Share of that Loan available to the Administrative Agent at the Administrative Agent's Office in immediately available funds. Upon fulfilment of the applicable conditions set forth in Article 8, the Loan shall be credited in immediately available funds to the Funding Account.

               (d) Unless the Requisite Lenders otherwise consent, (i) each Base Rate Loan shall be in an integral multiple of $100,000 which is not less than $500,000 and (ii) each Eurodollar Rate Loan shall be in an integral multiple of $100,000 which is not less than $1,000,000.

               (e) If no Request for Loan has been delivered within the requisite notice periods set forth in Sections 2.2 or 2.3 in connection with a Loan which, if made, would not increase the outstanding principal amount of the Obligations, then Borrower shall be deemed to have requested, as of the date upon which the related then outstanding Loan is due pursuant to Section 3.1(d)(i) and not paid, a Base Rate Loan in an amount equal to the amount necessary to cause the outstanding principal amount of the Obligations to remain the same and the Lenders shall make the Loans necessary to make such Loan notwithstanding Borrower's failure to deliver a Request for Loan or other notice required by Sections 2.1(b), 2.2 and 2.3.

               (f) Unless the Administrative Agent otherwise consents, no more than eight Eurodollar Rate Loans shall be outstanding at any one time.

               (g) A Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

          2.2  Base Rate Loans. Each request by Borrower for a Base Rate Loan
               ---------------
shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., Los Angeles time, on the Banking Day of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as Eurodollar Rate Loans pursuant to Section 2.3.

          2.3  Eurodollar Rate Loans.
               ---------------------

               (a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., Los Angeles time, at least three Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

               (b) At or about 11:00 a.m., Los Angeles time, two Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall determine in good faith the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone, telecopier or telex.

               (c) No Eurodollar Rate Loan may be requested during the continuance of a Default or Event of Default.

               (d) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Loan in the Designated Eurodollar Market.

          2.4  Redesignation of Loans. Borrower may redesignate a Base Rate
               ----------------------
Loan, or any portion thereof subject to Section 2.1(d), as a Eurodollar Rate Loan by delivering a Request for Redesignation to the Administrative Agent at the Administrative Agent's Office subject to the same time limitations and other conditions set forth in Sections 2.3 and 3.1(e)(iv) in the case of a Request for Loan. Borrower may redesignate a Eurodollar Rate Loan, or any portion thereof subject to Sections 2.1(d) and 2.1(f), as a Base Rate Loan by delivering a Request for Redesignation to the Administrative Agent at the Administrative Agent's Office subject to the same time limitations and other conditions set forth in Sections 2.2 and 3.1(e)(iv); provided that such redesignation shall not
                                      --------
be effective prior to the end of the Eurodollar Period for that Eurodollar Rate Loan. If no timely Request for Redesignation is delivered to the Administrative Agent prior to the end of the Eurodollar Period for any Eurodollar Rate Loan, it shall automatically be redesignated as a Base Rate Loan as of the end of such Eurodollar Period.

          2.5  Letters of Credit.
               -----------------

               (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the day prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as Borrower may request by a Request for Letter of Credit; provided that,
                                                             --------
     giving effect to the issuance of such Letter of Credit, (i) in no event shall the Letter of Credit Usage exceed $10,000,000 at any time, and (ii) the Letter of Credit Usage plus
                                ----
     the then aggregate outstanding principal amount of the Loans plus the
                                                                  ----
     Permitted Stock Repurchase Adjustment Amount shall not exceed the
     Commitment.

               (b) Unless all the Lenders otherwise consent in writing delivered to the Administrative Agent, the terms of Letters of Credit shall not exceed one year and shall not extend beyond the Maturity Date.

               (c) Each Request for Letter of Credit shall be submitted to the Issuing Lender at least one Banking Day prior to the date when the issuance of a Letter of Credit is requested. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall thereafter promptly notify the Lenders, of the amount and terms thereof

               (d) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation from the Issuing Lender, in an amount equal to that Lender's Pro Rata Share, of the Letter of Credit. Without limiting the scope and nature of each such Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each such Lender shall reimburse the Administrative Agent for the account of the Issuing Lender, promptly upon demand for the amount of such payment in accordance with its Pro Rata Share. The obligation of each such Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

               (e) After the making by the Issuing Lender of any payment with respect to any Letter of Credit issued for the account of Borrower, Borrower agrees to pay to the Issuing Lender, within one Banking Day after demand therefor, a principal amount equal to any payment made by the Issuing Lender under that Letter of Credit, together with interest at the Default Rate on such amount from the date of such demand made by the Issuing Lender through the date of payment by Borrower. The principal amount of any such payment made to the Issuing Lender shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit. Each Lender that has reimbursed the Issuing Lender pursuant to
     Section 2.5(d) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower under this Section 2.5(e).

               (f) If Borrower fails to make the payment required by Section 2.5(d), the Administrative Agent may but is not required to, without notice to or the consent of Borrower, cause Loans to be made by the Lenders having a Pro Rata Share in accordance with their respective Pro Rata Shares in an aggregate amount equal to the amount paid by the Issuing Lender on that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Loans shall be paid to the Issuing Lender to reimburse it for the payment made by it under the Letter of

               (g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit, and shall require the submission of a new Request for Letter of Credit; provided however that nothing contained in this
                           --------
     clause (g) shall require the payment of any additional issuance fees in respect thereof by Borrower other than with respect to any extension of the
                                 ----------
     term thereof or renewal thereof or any increase in the amount of such Letter of Credit.

               (h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit issued to Borrower shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under California Commercial Code Section 5109. Without limiting the foregoing, the obligations of Borrower shall not be affected by any of the following circumstances:

                    (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                    (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                    (iii) the existence of any claim, setoff, defence, or other rights which Borrower may have at any time against any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                    (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document reasonably appeared to comply with the terms of the Letter of Credit;

                    (v) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

                    (vi) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

                    (vii) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

                    (viii) any consequence arising from acts of God, war, insurrection, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

                    (ix) so long as the Issuing Lender in good faith determines that the draft, contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

                    (x) where the Issuing Lender has acted in good faith and without gross negligence, in any other circumstances whatsoever.

                    (xi) The Issuing Lender shall be entitled to the protection accorded to the Administrative A gent pursuant to Article 10, mutatis mutandis.

          2.6  Reductions of the Commitment. (a) The Commitment shall
               ----------------------------
automatically, but not permanently, be reduced, as of the date any Permitted Seller Indebtedness is incurred by any Subsidiary of Borrower, by an amount, without duplication, equal to the amount by which the aggregate Permitted Seller Indebtedness incurred by Subsidiaries of Borrower exceeds $25,000,000; provided,
                                                                       --------
however, that once so reduced, the Commitment shall automatically be increased, as of the date of delivery of any Compliance Certificate, by an amount (if positive) equal to (i) the then current amount of reductions in the Commitment
          --------
made pursuant to this Section 2.6(a) minus (ii) the amount by which the
                                     -----
outstanding Permitted Seller Indebtedness of Subsidiaries of Borrower as set forth in such Compliance Certificate exceeds $25,000,000.

          (b) Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five Banking Days prior written notice to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000, or to terminate, all or any portion of the then undisbursed portion of the Commitment, provided that any such reduction or termination shall be accompanied by payment
--------
of all accrued and unpaid commitment fees with respect to the portion of the Commitment being reduced or terminated.

          2.7  Rights to Assume Funds Available for Loans. Unless the
               ------------------------------------------
Administrative Agent shall have been notified by any Lender no later than 10:00 a.m. (Los Angeles time) no later than the Banking Day prior to the Banking Day proposed for the funding by the Administrative Agent of any Loan that any such Lender does not intend to make available to the Administrative Agent such Lender's portion of the total amount of any such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such an assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Pro Rata Share or to prejudice any rights which the Administrative Agent may have against any Lender as a result of any default by such Lender hereunder.

                                   ARTICLE 3
                               PAYMENTS AND FEES
                               -----------------

          3.1  Principal and Interest.
               ----------------------

               (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

               (b) Interest accrued on each Base Rate Loan shall be due and payable on the last day of each calendar month. Except as otherwise
                                                     ------
     provided in Section 3.7, the unpaid principal amount of each Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Margin, if any. Each change in the interest rate
     ----
     hereunder shall take effect simultaneously with the corresponding changes in the Base Rate.

               (c) Interest accrued on each Eurodollar Rate Loan shall be due and payable on the earlier of (i) the last day of the related Eurodollar Period or (ii) the last day of each calendar month. Except as otherwise
                                                         ------
     provided in Sections 3.6 and 3.7, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the Eurodollar Margin.
                                                   ----

               (d) If not sooner paid, the principal Indebtedness under this Agreement shall be payable as follows:

                    (i) the principal amount of each Eurodollar Rate Loan shall be immediately payable on the last day of the related Eurodollar Period (which payment may be made subject to the terms and conditions hereof by the making of another Loan).

                    (ii) the Loans shall be immediately payable in cash in the amount by which the aggregate outstanding amount of the Loans plus the
                                                                        ----
          Letter of Credit Usage plus the Permitted Stock Repurchase Adjustment
                                 ----
          Amount at any time exceeds the Commitment.

                    (iii) the outstanding principal balance of all of the other Loans shall, in any event, be payable on the Maturity Date.

               (e) The Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty and without prior notice, except that with respect to any voluntary
                                       ------
     prepayment under this Section 3.1(e), (i) each prepayment shall be in an integral multiple of $100,000, which is, in the case of any prepayment of any Eurodollar Rate Loan, not less than $500,000, (ii) the Administrative Agent shall have received written notice of any prepayment at least one Banking Day, in the case of a Base Rate Loan, or three Banking Days, in the case of a Eurodollar Rate Loan, before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid,

     (iii) each prepayment of principal in respect of a Eurodollar Rate Loan shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid and (iv) in any event, any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to
     Section 3.6(d).

          3.2  Commitment Fees. From and after the Closing Date, Borrower shall
               ---------------
pay commitment fees to the Administrative Agent for the ratable account of the Lenders having a Pro Rata Share in an amount equal to the Commitment Fee Rate applicable to each relevant Pricing Period times the actual daily difference
                                           -----
between (a) the Commitment and (b) the aggregate outstanding principal amount of the Loans plus the aggregate face amount of all outstanding Letters of Credit.
          ----
Commitment fees shall be payable quarterly in arrears on the last Banking Day of each calendar quarter, and on the Maturity Date.

          3.3  Letter of Credit Fees. With respect to each Letter of Credit
               ---------------------
issued by the Issuing Lender, Borrower shall pay to the Issuing Lender the following fees on a non-refundable basis prior to the issuance of such Letter of
Credit:

                    (i) for the account of the Lenders in accordance with their Pro Rata Shares, a letter of credit fee equal to Eurodollar Margin per annum times the maximum face amount of each Letter of Credit, but not less than $500, plus
                          ----

                    (ii) such standard payment, negotiation, processing, amendment and other similar charges as and when Issuing Lender may from time to time advise Borrower are applicable to Letters of Credit.

          3.4  Facility Fee. On the Closing Date, Borrower shall pay to the
               ------------
Administrative Agent a non-refundable fee of $50,000.

          3.5  Capital Adequacy. If any Lender determines that either (i) the
               ----------------
introduction of or any change in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any Governmental Agency charged with the interpretation thereof or (ii) compliance with any guideline or request issued or made from the date hereof from any such Governmental Agency (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of that Lender or any corporation controlling that Lender as a consequence of that Lender's Pro Rata Share or maintaining of Loans or Letters of Credit below the rate at which that Lender or such other corporation could have achieved but for such introduction, change or compliance (taking into account the policies of that Lender or corporation with regard to capital), then Borrower shall from time to time, upon demand by such Lender, pay to that Lender additional amounts sufficient to compensate Lender or other corporation for such reduction. A certificate as to such amounts, submitted to Borrower by the relevant Lender, shall be conclusive and binding for all purposes, absent manifest error.

          3.6  Eurodollar Fees and Costs.
               -------------------------

               (a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

                    (1) shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Loan, or its obligation to make Eurodollar Rate Loans, or shall change the basis of taxation of payments to Lender of the principal of or interest on any Eurodollar Rate Loan or any other amounts due under this Agreement in respect of any Eurodollar Rate Loan or its obligation to make Eurodollar Rate Loans (except for changes in any tax, duty or other
                                 ------
          charge on the overall net income, gross income or gross receipts of such Lender or its Eurodollar Lending Office);

                    (2) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the
           ---------
          Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office; or

                    (3) shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Loan, its obligation to make Eurodollar Rate Loans or this Agreement, or shall otherwise affect any of the same;

     and the result of any of the foregoing, as reasonably determined by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Loan or in respect of any Eurodollar Rate Loan, its obligation to make Eurodollar Rate Loans or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Loan or its obligation to make Eurodollar Rate Loans (assuming the Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Loan in the Designated Eurodollar Market), then, upon demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Loan in the Designated Eurodollar Market). A statement of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavour promptly to notify Borrower of any event of which it has actual knowledge (and, in any event, within one year from the date on which it obtained such know ledge), occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender.

               (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the reasonable opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Eurodollar Lending Office to make, maintain or fund any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent and the Borrower, then such Lender's obligation to make Eurodollar Rate Loans shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's Eurodollar Rate Loans, together with accrued interest thereon, automatically shall be converted to Base Rate Loans with Eurodollar Periods corresponding to the Eurodollar Loans of which such Eurodollar Rate Loans were a part on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Loans if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Loans to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Loans to such day(s), provided that in such event the conversion shall not be subject to payment
     --------
     of a prepayment fee under Section 3.6(d). In the event that such Lender is unable, for the reasons set forth above, to make, maintain or fund any Eurodollar Rate Loan, such Lender shall fund such amount as a Base Rate Loan for the same period of time, and such amount shall be treated in all respects as a Base Rate Loan.

               (c)  If, with respect to any proposed Eurodollar Rate Loan:

                    (1) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to the Lenders in the Designated Eurodollar Market for the applicable Eurodollar Period; or

                    (2) the Requisite Lenders advise the Administrative Agent that the Eurodollar rate as previously determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or
          (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Loans;

     then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Loans shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Rate Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

               (d) Upon payment or prepayment of any Eurodollar Rate Loan, (other than as the result of a conversion required under Section 3.6(b)),
      ----------
     on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrower shall indemnify the Lenders against and reimburse each Lender on demand for all costs, expenses, penalties, losses, legal fees and damages incurred or sustained, or that would be incurred or sustained, by the Lenders, including loss of interest, as reasonably determined by the
              ---------
     Lenders, to the extent that the same are a direct result of such payment, prepayment or failure to borrow. Each Lender's determination of the amount payable under this Section 3.6(d) shall be conclusive in the absence of manifest error. The loss of interest by Lender will be calculated as (i) the principal amount of the subject Loan, times (ii) a fraction the
                                               -----
     numerator of which is the number of days between the date of payment and the last day of the applicable Eurodollar Period, and the denominator of which is 360, times (iii) the Eurodollar Rate for the subject Loan, minus
                   -----                                                 -----
     the Eurodollar Rate that would be applicable to a Loan in the amount of the subject Loan to be made on the date of prepayment or a period equal to the number of days remaining in the applicable Eurodollar Period (to the extent such difference is a positive number).

          3.7  Post Default Interest and Late Payments. At the option of the
               ---------------------------------------
Requisite Lenders, so long as any Event of Default has occurred and is continuing, the Loans shall thereafter bear interest, and if any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Creditor is not paid when due, it shall thereafter bear interest until paid in full, at a fluctuating interest rate per annum at all times equal to the greater of (a) the Base Rate plus 2% per annum and (b) 2% per annum above the rate of interest that would otherwise be applicable pursuant to this Agreement (the "Default Rate"), to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on
                                                       ---------
past due interest) shall be compounded quarterly, on the last day of each calendar quarter, to the fullest extent permitted by applicable Laws.

          3.8  Right to Assume Payments Will be Made by Borrower. Unless the
               -------------------------------------------------
Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its sole discretion, assume that Borrower has remitted such payment when so due and may, in its sole discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

          3.9  Computation of Interest and Fees. Other than calculations in
               --------------------------------
respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), computation of interest or fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days.

          3.10 Non-Banking Days. If any payment to be made by Borrower or any
               ----------------
other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest.

          3.11 Manner and Treatment of Payments.
               --------------------------------

               (a) Each payment hereunder shall be made to the Administrative Agent, at the Administrative Agent's Office, for the account of the relevant Creditor in immediately available funds not later than 11:00 a.m., Los Angeles time, on the day of payment (which must be a Banking Day). All payments received after these deadlines on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of any Lender shall be promptly paid by the Administrative Agent to that Lender in immediately available funds. All payments shall be made in lawful money of the United States of America.

               (b) Each Lender shall use its best efforts to keep a record of Loans made by it and payments received by it with respect to each of the Loans and such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any Party for any failure to keep such a record.

               (c) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority (other than taxes on overall net income, gross income or gross receipts of a Lender or its Eurodollar Lending Office). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of taxes, assessments or other charges imposed by any Governmental Agency from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-tax (or after-assessment or after-charge) amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding.

          3.12 Funding Sources. Nothing in this Agreement shall be deemed to
               ---------------
obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

          3.13 Failure to Charge Not Subsequent Waiver. Any decision by any
               ---------------------------------------
Creditor not to require payment of any interest (including interest arising
                                                 ---------
under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of that Creditor's right to require full payment of any interest (including interest arising under Section 3.7), fee,
                         ---------
cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.

          3.14 Authority to Charge Account.
               ---------------------------

               (a) Borrower hereby authorizes Bank of America upon notice from the Administrative Agent to charge the Funding Account and thereafter to remit to the Administrative Agent, in such amounts as may from time to time be necessary to cause timely payment of principal, interest, fees and other charges payable by Borrower under the Loan Documents.

               (b) Approximately five days prior to the date any payment is due from Borrower under any of the Loan Documents, the Administrative Agent shall provide to Borrower a statement of the amounts that will be due on such date (the "Billed Amount"). The calculation of the Billed Amount shall be made on the assumption that no new Loans or payments will be made between the date of the billing statement and the date the amounts are due, and that there will be no changes in the applicable inter est rate.

               (c) Bank of America, upon notice from the Administrative Agent will charge the Funding Account for the Billed Amount regardless of the actual amount of interest accrued (the "Accrued Amount"). If the Billed Amount charged to the Funding Account differs from the Accrued Amount, the discrepancy will be treated as follows: (i) if the Billed Amount is less than the Accrued Amount, the Billed Amount for the following payment date will be increased by the amount of the discrepancy (and no Default or Event of Default shall be deemed to have occurred solely as a result of such discrepancy); and (ii) if the Billed Amount is more than the Accrued Amount, the Billed Amount for the following payment date will be decreased by the amount of the discrepancy. Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding under the Loans, without compounding. The Administrative Agent and the Lenders shall not pay to Borrower on the time value of any inter est on any excess payment.

               (d) Nothing herein shall obligate the Administrative Agent to charge the Funding Account as provided above at a time when there are not sufficient good funds in such account, and if there are insufficient funds in the Funding Account on a date the Administrative Agent enters any debit authorized hereby, the Administrative Agent shall reverse such debit to the extent of such insufficiency.

          3.15 Survivability. All of Borrower's obligations under Sections 3.5,
               -------------
3.6 and 11.12 shall survive for one year following the date on which all Loans hereunder are fully paid.

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
          Borrower represents and warrants to the Creditors as follows:

          4.1 Existence and Qualification; Power; Compliance With Laws. Borrower
              --------------------------------------------------------
is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware. Borrower is duly qualified to transact business, is in good standing in its jurisdiction of incorporation and each other jurisdiction, in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary, except
                                                                      ------
where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. The chief executive office and principal place of business of Borrower are located at the addresses for notices set forth for Borrower in the signature pages to this Agreement. Borrower has all requisite corporate power and authority to conduct its business, and to own and lease its properties (except to the extent the same would not have a Material Adverse Effect) and to execute and deliver each Loan Document to which it is a party and to perform the Obligations. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

          4.2 Authority; Compliance With Other Agreements and Instruments and
              ---------------------------------------------------------------
Government Regulations. The execution, delivery and performance by Borrower and
----------------------
the Guarantors of each Loan Document to which it is a Party have been duly authorized by all necessary corporate action, and do not:

              (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party, except as heretofore obtained;

              (b) Violate or conflict with any provision of that such Party's charter, certificate of incorporation or bylaws, as applicable;

              (c) Result in or require the creation or imposition of any Lien or right of others upon or with respect to any material Property now owned or leased or hereafter acquired by that Party;

              (d) Violate any Requirement of Law applicable to such Party in any material respect;

              (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and no Party is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in
Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

          4.3  No Governmental Approvals Required. No authorization, consent,
               ----------------------------------
approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and the Guarantors of any of the Loan Documents to which it is a Party.

          4.4  Subsidiaries.
               ------------

               (a) As of the Closing Date, Schedule 4.4 hereto correctly sets forth the names, the form of legal entity, and jurisdictions of organization of all Subsidiaries of Borrower and indicates, as of the Closing Date, which Subsidiaries are Significant Subsidiaries. Except as described in Schedule 4.4, Borrower does not own as of the Closing Date any capital stock or equity interest in any Person other than marketable securities. All of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each such Subsidiary are owned of record and beneficially as indicated on
Schedule 4.4, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid, nonassessable, and were issued in compliance with all applicable state, federal and other Laws, and are free and clear of all Liens.

               (b) Each such Subsidiary is a legal entity of the form described for that Subsidiary in Schedule 4.4, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, and has all requisite power and authority to conduct its business and to own and lease its properties (except where the failure to have requisite power and authority and
            ------
be so duly qualified and in good standing do not constitute a Material Adverse Effect).

               (c) Each such Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations,
------
consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

          4.5  Financial Statements. Borrower has furnished to the
               --------------------
Administrative Agent the audited consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Year ended April 30, 2000. Such financial statements fairly present in all material respects the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries as of such date and for such period in conformity with Generally Accepted Accounting Principles consistently applied.

          4.6  No Other Liabilities; No Material Adverse Effect. Borrower and
               ------------------------------------------------
its Subsidiaries do not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed, and not reflected or disclosed, in the financial statements described in Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since April 30, 2000.

          4.7  Title to and Location of Property. Borrower and its Subsidiaries
               ---------------------------------
have valid title to the Property (other than assets which are the subject of a
                                  ----- ----
Capital Lease) reflected in the financial statements described in Section 4.5, other than items of Property or exceptions to title which are in each case
----- ----
immaterial and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, other than those permitted under Section 6.9.
----------

          4.8  Intangible Assets. Borrower and its Subsidiaries own, or possess
               -----------------
the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copy rights, patents, patent rights, computer software, licenses and other intangible assets that are used in the conduct of their businesses as now operated. None of the intangible assets described in the first sentence of this Section, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

          4.9  Governmental Regulation. Neither Borrower nor any Subsidiary of
               -----------------------
Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or to any other Law limiting or regulating its ability to incur Indebtedness for money borrowed.

          4.10 Litigation. Except for (a) any matter fully covered (subject to
               ----------
 applicable deductibles and retentions) by insurance for which the insurance carrier has assumed full responsi bility, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $2,500,000, and (c) matters set forth in Schedule 4.10, as of the Closing Date, there are no actions, suits, proceedings or investigations pending as to which Borrower or any Subsidiary of Borrower has been served or has received written notice or, to the best knowledge of Borrower, threatened against or affecting Borrower, any Subsidiary of Borrower or any Property of any of them before any Governmental Agency. Except for matters set forth in Schedule 4.10,
                                ------
there is no reasonable basis, to the best knowledge of Borrower, for any action, suit, proceeding or investigation against or affecting Borrower, any Subsidiary of Borrower or any Property of any of them before any Governmental Agency which could not reasonably be expected to constitute a Material Adverse Effect.

          4.11 Binding Obligations. Each of the Loan Documents to which Borrower
               -------------------
and the Guarantors are a party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies and/or defenses as a matter of judicial discretion.

          4.12 No Default. No event has occurred and is continuing that is a
               ----------
Default or Event of Default.

          4.13 ERISA.
               -----

               (a)  Except as disclosed in Schedule 4.13, as of the Closing
                    ------
     Date neither Borrower nor any ERISA Affiliate of Borrower maintains, contributes to or is required to contribute to any "employee pension benefit plan" that is subject to Title IV of ERISA.

               (b)  With respect to each Pension Plan disclosed in Schedule
     4.13:

                    (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws;

                    (ii) such Pension Plan has not incurred any material "accumulated funding deficiency", as that term is defined in Section 302 of ERISA;

                    (iii) no "reportable event" (as defined in Section 4043 of ERISA) has occurred that would subject Borrower or any Subsidiary of Borrower to any liability with respect to such Pension Plan that would constitute a Material Adverse Effect;

                    (iv) neither Borrower nor any Subsidiary of Borrower has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that would subject Borrower or any Subsidiary of Borrower to any penalty that would constitute a Material Adverse Effect;

                    (v) no Termination Event has occurred or may reasonably be expected to occur; and

                    (vi) no material unfunded vested liabilities exist under any Pension Plan and the present value of all benefit liabilities under each Pension Plan and each Pension Plan of a Subsidiary and of an ERISA Affiliate do not exceed by a material amount the value of the assets of such Plan.

               (c) As of the Closing Date, all contributions required to be made by Borrower or any of its Subsidiaries to a Multiemployer Plan described in Schedule 4.13 have been made except as may be described in
     Schedule 4.13. Neither Borrower nor any Subsidiary of Borrower has incurred any withdrawal liability under Section 4201 of ERISA that could have a material adverse effect on Borrower or its Subsidiaries. Neither Borrower nor any Subsidiary of Borrower has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Plan that could have a material adverse effect on Borrower and its Subsidiaries taken as a whole.

               (d) Each of Borrower, its Subsidiaries and its ERISA Affiliates are in compliance with those provisions of ERISA which are applicable to Borrower, its Subsidiaries and its ERISA Affiliates, the non-compliance with which would have a Material Adverse Effect on Borrower.

          4.14 Regulations T, U and X. No part of the proceeds of any Loan
               ----------------------
hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any "margin stock" (as such term is defined in Regulation U) in violation of Regulations T, U or X.

          4.15 Disclosure. No written statement made by a Responsible Official
               ----------
of Borrower or any Guarantor to any Creditor in connection with this Agreement, or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to Borrower or any Guarantor (other than facts generally
                                                     ----- ----
applicable to businesses of the types engaged in by Borrower) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Lenders.

          4.16 Tax Liability. Borrower and its Subsidiaries have filed all tax
               -------------
returns which are required to be filed (subject to any applicable grace periods or extensions), and have paid, withheld, collected or remitted, all taxes, interest, penalties and installments of taxes due and payable by them with respect to the periods, Property or transactions covered by such returns, or pursuant to any assessment received by either Borrower or any Subsidiary of Borrower, except (a) taxes for which Borrower or such Subsidiary has been fully
          ------
indemnified and (b) such taxes, if any, as are being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established and maintained. To the best knowledge of Borrower, there is no tax assessment contemplated or proposed by any Governmental Agency against Borrower or any Subsidiary of Borrower that would constitute a Material Adverse Effect.

          4.17 Budget. To the best knowledge of Borrower, the assumptions on
               ------
which Borrower has based the Budget are reasonable and consistent with each other and with all material facts known to Borrower, and the Budget is reasonably based on such assumptions. Nothing in this Section shall be construed as a representation or covenant that the Budget in fact will be achieved.

          4.18 Hazardous Materials.
               -------------------

               (a) Except as specifically disclosed in Schedule 4.18, the on-going operations of Borrower and its Subsidiaries, and to the best knowledge of Borrower, the on-going operations of all current tenants, subtenants or other occupants of all or any part of the real property owned, leased or operated by Borrower or any of its Subsidiaries, are conducted and comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $1,000,000 in any such case.

               (b) Except as specifically disclosed in Schedule 4.18, Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits")
                                                         ---------------------
and necessary for their respective ordinary course operations except where the failure to obtain such Environmental Permits would not result in a Material Adverse Effect, all such Environmental Permits are in good standing, and Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

               (c) Except as specifically disclosed in Schedule 4.18, neither any of Borrower nor any Subsidiary of Borrower (nor to the best knowledge of Borrower no current tenants, or other occupants of all or part of the Real Property) or any of their respective present

Property or operations, is subject to any existing, pending, threatened or outstanding written order, suit, claim, proceeding, investigation, order, comment, injunction, writ, award, action or proceeding from or agreement with any Governmental Agency or third party, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material in each case which could reasonably be expected to have a Material Adverse Effect.

          (d) Except as specifically disclosed in Schedule 4.18, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of Borrower or any of its Subsidiaries that could reasonably be expected to give rise to Environmental Claims with a potential liability of Borrower and its Subsidiaries in excess of $1,000,000 in any such case. In addition, (i) neither Borrower nor any Subsidiary of Borrower has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and
(ii) Borrower and its Subsidiaries are in material compliance with all laws requiring notification of their employees of the existence, if any, of any health hazard arising from the conditions of their employment.

                                   ARTICLE 5
                             AFFIRMATIVE COVENANTS
                             ---------------------
                          (OTHER THAN INFORMATION AND
                           --------------------------
                            REPORTING REQUIREMENTS)
                            ----------------------

          So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitment remains in force, Borrower shall, and shall cause each Subsidiary to, unless the Requisite Lenders otherwise consent in writing:

          5.1  Payment of Taxes and Other Potential Liens. Pay, collect,
               ------------------------------------------
withhold, remit and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof or upon any right or interest of the Creditors under any Loan Document, except that
                                                                     ------
Borrower and its Subsidiaries shall not be required to pay or cause to be paid
(a) any income or gross receipts tax or any other tax on or measured by income generally applicable to banks or their corporate parents or (b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings diligently pursued, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of Borrower or its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

          5.2  Preservation of Existence. Preserve and maintain, or cause to be
               -------------------------
maintained and preserved, their respective existence in the jurisdictions of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective businesses, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective businesses or the ownership or leasing of their respective properties.

          5.3  Maintenance of Properties. Maintain, preserve and protect, or
               -------------------------
cause to be maintained, preserved and protected, all of their respective depreciable properties in good order and condition, subject to wear and tear in the ordinary course of business, or damage or destruction from casualties which are fully covered by insurance (subject to customary deductibles and retentions), and not permit any waste of their respective properties, except
                                                                      ------
that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

          5.4  Maintenance of Insurance. Maintain, or cause to be maintained,
               ------------------------
liability, casualty and other insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are maintained by Borrower as of the Closing Date. Such insurance shall be maintained with financially sound and reputable insurance companies reasonably acceptable to the Requisite Lenders. Borrower shall deliver to the Administrative Agent from time to time upon reasonable request, an Accord Certificate (or its equivalent) evidencing that insurance of the types required by this Section is in force.

          5.5  Compliance With Laws. Comply with, or cause to be complied with,
               --------------------
all Requirements of Law, the noncompliance with which would reasonably be expected to have a Material Adverse Effect.

          5.6  Inspection Rights. Upon reasonable notice and subject to
               -----------------
Borrower's reasonable security requirements, at any time during regular business hours and as often as requested (but not so as to unreasonably interfere with the business of Borrower or any of its Subsidiaries), permit the Administrative Agent, or any authorized employee, agent or representative thereof, (a) to examine, audit and make copies and abstracts from the records and books of account of, (b) to visit, and inspect the Properties of, Borrower and its Subsidiaries, and (c) to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees or accountants (and Borrower shall promptly execute and deliver to the Administrative Agent any waivers of confidentiality consistent with Section 11.16 required to permit such discussions), and, upon request following any Event of Default, furnish promptly to the Administrative Agent true copies of all financial information made available to the senior management of Borrower. Audits of Borrower's books and records may be conducted by the Administrative Agent or its employees, agents or representatives from time to time and as often as the Administrative Agent may reasonably request.

          5.7  Keeping of Records and Books of Account. Keep adequate records
               ---------------------------------------
and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

          5.8  Compliance With Agreements. Comply with all Contractual
               --------------------------
Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Creditor or another Person, except
                                                                         ------
that Borrower and its Subsidiaries need not comply with Contractual Obligations (other than under the Loan Documents) under any such agreements, indentures, leases or instruments then being contested by any of them in good faith by appropriate proceedings diligently pursued.

          5.9  Use of Proceeds. All proceeds of the Loans during the term of
               ---------------
this Agreement shall be used (a) to consummate Permitted Acquisitions, (b) to refinance existing Indebtedness of Borrower and (c) for working capital and other general corporate purposes of Borrower and its Subsidiaries. In no event shall Borrower and its Subsidiaries use the proceeds of the Loans to acquire any marketable securities in any manner which would violate Regulations U, T or X of the Board of Governors of the Federal Reserve System.

          5.10 Hazardous Materials Laws.
               ------------------------

               (a) Conduct their operations and keep and maintain their Property in material compliance with all Environmental Laws.

               (b) To the extent that the same have a potential impact upon Borrower and its Subsidiaries which is in excess of $1,000,000, notify the Administrative Agent in writing upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower or any Subsidiary of Borrower or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the Property of Borrower or such Subsidiary that could reasonably be anticipated to cause such Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws.

               (c) Upon the written request of the Administrative Agent or the Requisite Lenders, submit to the Administrative Agent with sufficient copies for each Lender, at Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 5.10(b), that could, individually or in the aggregate, result in liability in excess of $1,000,000.

          5.11 Future Guarantors. In the event that Borrower hereafter forms or
               -----------------
acquires any Significant Subsidiary, Borrower shall cause each such Significant Subsidiary to promptly and in any event within ten Banking Days cause such Subsidiary to execute joinders to the Guaranty.

          5.12 Acquisition Covenants. Comply with each of the following
               ---------------------
covenants in connection with each Permitted Acquisition:

               (a) Borrower or any of its Subsidiaries may complete Permitted Acquisitions; provided that the aggregate consideration paid for (i)
                   -------------
     Investments permitted by Section 6.11(e) where the Borrower's proportionate share of Target EBITDA is less than zero and (ii) all Permitted Acquisitions of targets with a Target EBITDA of less than zero, shall not exceed in any Fiscal Year (A) $15,000,000 (excluding, for the Fiscal Year ending April 30, 2001, any consideration paid for Permitted Acquisitions and such Investments closed or made prior to the Closing Date) paid in cash and (B)$10,000,000 (excluding, for the Fiscal Year ending April 30, 2001, any consideration paid for Permitted Acquisitions and such Investments closed or made prior to the Closing Date) in the form of equity securities of Borrower or any of its Subsidiaries (provided that where such
                                             --------
     consideration is in the form of equity securities of a Subsidiary of Borrower, Borrower shall at all times maintain a controlling voting interest therein).

               (b) Subject to Section 5.12(a) above, Borrower or any of its Subsidiaries may complete Permitted Acquisitions where the aggregate consideration for each such Permitted Acquisition is $10,000,000 or greater provided that the applicable acquiror certifies to the Administrative Agent in
-------------
writing not later than 5 Banking Days prior to the consummation of the proposed transaction that (i) the target had positive Target EBITDA for the twelve months prior to the Acquisition (and the acquiror shall provide Administrative Agent with supporting financial statements for the target for such prior twelve-month period in connection with such certification) and (ii) after giving effect to the Permitted Acquisition, Borrower and its Subsidiaries shall remain in compliance with each of the covenants set forth in Articles 5 and 6 and no Default or Event of Default exists or would result from such Permitted Acquisition.

          5.13 Further Assurances. Borrower shall provide all written
               ------------------
information, exhibits and reports furnished to any Creditor do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances existing as of the date when made given the totality of the circumstances then existing.

          5.14 Bank as Principal Depository. With respect to operations in the
               ----------------------------
United States, subject to agreement by the parties hereto as to reasonable terms and conditions with respect thereto, to maintain Bank of America as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

                                   ARTICLE 6
                              NEGATIVE COVENANTS
                              ------------------

          So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitment remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Requisite Lenders otherwise consent in writing:

          6.1  Prepayment of Indebtedness. (a) Prepay or repay any principal
               --------------------------
(including sinking fund payments) in respect of any Subordinated Obligations, or
 ---------
(b) pay any principal, interest or other amounts in respect of any Subordinated Obligations except in accordance with the definitive subordination agreement between the Administrative Agent and the holder of such Subordinated Obligations.

          6.2  Disposition of Property.  Make any Disposition of its Property,
               -----------------------
whether now owned or hereafter acquired, except a Disposition by Borrower to a
                                         ------
Wholly-Owned Subsidiary, or by a Subsidiary to Borrower or a Wholly-Owned Subsidiary, provided that this Section will not be construed to prohibit the sale of assets in the ordinary course of business.

          6.3  Mergers. Merge or consolidate with or into any Person, except (a)
               -------                                                ------
mergers and consolidations of a Subsidiary of Borrower into Borrower or a Wholly-Owned Subsidiary or of Subsidiaries with each other and (b) a merger or consolidation of a Person into Borrower or with or into a Wholly-Owned Subsidiary of Borrower in connection with a Permitted Acquisition; provided that
                                                                   --------
(i) Borrower or a Wholly-Owned Subsidiary is the surviving entity, (ii) no Change in Control results therefrom, (iii) no Default or Event of Default then exists or would result therefrom and (iv) Borrower and each of the Guarantors execute such amendments to the Loan Documents as Lender may reasonably determine are appropriate as a result of such merger.

          6.4  Acquisitions.  Make any Acquisition other than Permitted
               ------------
Acquisitions made when no Default or Event of Default exists or would result therefrom.

          6.5  Distributions.  Make any Distribution, whether from capital,
               -------------
income or otherwise, and whether in cash or other Property, except:
                                                            ------

               (a) Distributions by any Subsidiary of Borrower to Borrower or to any Wholly-Owned Subsidiary of Borrower or to any other Subsidiary which is a Guarantor;

               (b) Distributions consisting of the acquisition by Borrower of shares of its common stock from employees or dividends paid to such employees in the form of shares of common stock, provided that, (i) the
                                                      --------
     aggregate amount of any such Distributions does not exceed $500,000 in any Fiscal Year and (b) in each case giving effect to the making of such Distributions, no Default or Event of Default exists or would result therefrom; and

               (c) Distributions consisting of management stock options issued in the ordinary course of business of Borrower and its Subsidiaries; and

               (d) Distributions consisting of a Permitted Stock Repurchase; provided that, (i) the aggregate amount of Permitted Stock Repurchases does
     --------
     not exceed $20,000,000 at
     any time, (ii) in each case, after giving effect to such Permitted Stock Repurchase, no Default or Event of Default exists or would result therefrom.

          6.6  ERISA.
               -----

               (a) At any time, maintain, or be or become obligated to contribute on behalf of its employees to, any "employee pension benefit plan" that is subject to Title IV of ERISA other than those Pension Plans disclosed in Schedule 4.13, Multiemployer Plans to which Borrower or any Subsidiary of Borrower becomes obligated to contribute pursuant to the terms of a collective bargaining agreement and other Pension Plans approved by the Lenders, such approval not to be unreasonably withheld, delayed or conditioned.

               (b) At any time, permit any Pension Plan disclosed in Schedule 4.13, in such case if to do so would constitute a Material Adverse Effect, to:

                    (i) engage in any non-exempt "prohibited transaction", as such term is defined in Section 4975 of the Code;

                    (ii) incur any material "accumulated funding deficiency", as that term is defined in Section 302 of ERISA; or

                    (iii) suffer a Termination Event to occur which may reasonably be expected to result in liability of Borrower or any ERISA Affiliate thereof to the Pension Plan or to the PBGC or the imposition of a Lien on the Property of Borrower or any ERISA Affiliate thereof pursuant to Section 4068 of ERISA.

               (c) Fail, upon a Responsible Official of Borrower becoming aware thereof, promptly to notify the Administrative Agent of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) or of any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code), in each case, that could reasonably be expected to have a Material Adverse Effect, with respect to any Pension Plan described in Schedule 4.13 or any trust created thereunder.

               (d)  At any time, permit any Pension Plan described in Schedule
     4.13 to fail to comply with ERISA or other applicable Laws in any respect that could result in a significant liability to Borrower or any Subsidiary of Borrower.

          6.7  Change in Name; Nature of Business.  Change the legal name of
               ----------------------------------
Borrower or of any Significant Subsidiary of Borrower without prior notice to the Administrative Agent or make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole, as at present conducted.

          6.8  Indebtedness and Contingent Obligations.  Create, incur, assume
               ---------------------------------------
or suffer to exist any Indebtedness or Contingent Obligation, except:
                                                              ------

               (a) Existing Indebtedness and Contingent Obligations disclosed on Schedule 6.8(a);
   ---------------

               (b) Indebtedness and Contingent Obligations in favor of the Creditors under the Loan Documents;

               (c) Indebtedness and Contingent Obligations consisting of the Approved Swap Agreement;

               (d) Permitted Seller Indebtedness in an aggregate outstanding principal amount not to exceed $75,000,000, as of any date of determination;

               (e) Contingent Obligations incurred by Borrower and its Subsidiaries with respect to permitted obligations incurred by Borrower or its Subsidiaries;

               (f) Indebtedness incurred by Borrower secured by the cash surrender value of life insurance policies in an amount not to exceed, at any time, sixty-five percent (65%) of the aggregate cash surrender value of such policies; and

               (g) unsecured Indebtedness (including, without limitation, Subordinated Obligations) other than that listed in clauses (a) - (f)
                                                         -----------   ---
     above, in an amount not to exceed $10,000,000 as of any date of determination.

          Notwithstanding any other provision of this Section 6.8 and subject to
                                                      -----------
     Section 2.6(a), not more than $45,000,000, in the aggregate, of the
     --------------
     Indebtedness permitted by clauses (d) and (g) above, shall be incurred, as
                               -----------     ---
     of any date of determination, by Subsidiaries of Borrower.

          6.9  Liens; Negative Pledges; Sales and Leasebacks.  Create, incur,
               ---------------------------------------------
assume or suffer to exist any Lien or Right of Others of any nature upon or with respect to any of its Property, whether now owned or hereafter acquired; or suffer to exist any Negative Pledge with respect to any of its Property; or engage in any sale and leaseback transaction with respect to any of its Property; except:
          ------

               (a)  Permitted Encumbrances;

               (b) Negative Pledges in favor of the Creditors under the Loan Documents;

               (c)  Existing Liens disclosed in Schedule 6.9; provided that the
                                                ------------  --------
     obligations secured thereby are not increased; and

               (d)  purchase money Liens securing Indebtedness permitted under

     Section 6.8(g) in an amount not to exceed $5,000,000.
     --------------

          6.10 Transactions with Affiliates.  Following the Closing Date, enter
               ----------------------------
into any transaction of any kind with any officer or Affiliate of Borrower, other than (a) transactions (including real property lease transactions) on
----------                   ---------
terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power, (b) transactions having an aggregate value not in excess of $1,000,000 and (c) transactions relating to employment compensation.

          6.11 Investments.  Make or suffer to exist any Investment, other than:
               -----------                                           ----- ----

               (a) Investments in existence on the Closing Date and disclosed on Schedule 6.11;
        -------------

               (b)  Investments consisting of Cash Equivalents;

               (c) Investments in a Person that is the subject of a Permitted Acquisition;

               (d) Investments received in connection with the settlement of a bona fide dispute with another Person;

               (e) Investments consisting of the acquisition of less than a fifty-one percent (51%) voting interest in the target of such acquisition; provided that (i) the aggregate consideration paid for all such
     -------------
     Investments does not exceed $15,000,000 in any Fiscal Year (excluding, for the Fiscal Year ending April 30, 2001, any consideration paid for any such Investment prior to the Closing Date), (ii) such Investment does not result in a violation of Section 5.12(a), and (iii) for any single Investment of $10,000,000 or greater which is otherwise permitted by this Section 5.12(e), Borrower or its Subsidiary, as applicable, shall have provided to the Administrative Agent the certifications required by Section 5.12(b) with each reference to "Permitted Acquisition" therein constituting a reference to the "Investment" referred to in this Section 5.12(e); and

               (f)  Investments not described in clauses (a) - (e) above in an
                                                 -----------------
     aggregate amount not to exceed $7,500,000.

          6.12 Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage
               ---------------------------
Ratio as of the last day of any Fiscal Quarter described in the matrix below to be less than the ratio set forth opposite the period in which that Fiscal Quarter ends; provided, however, that if Borrower shall make any Permitted
              --------
Stock Repurchase, the Fixed Charge Coverage Ratio for fiscal periods ending July 31, 2001 and thereafter shall be not less than 1.25:1.00:

          Fiscal Quarters Ending During the Period    Minimum Ratio
          ----------------------------------------    -------------

          Closing Date through January 30, 2001          0.80:1.00

          January 31, 2001 through April 29, 2001        0.90:1.00

          April 30, 2001 through April 29, 2002          1.10:1.00

          April 30, 2002 and thereafter                  1.25:1.00

          6.13 Leverage Ratio.  Permit the Leverage Ratio as of the last day of
               --------------
any Fiscal Quarter to be greater than 1.50:1.00.

          6.14 Minimum Quick Ratio.  Permit the Quick Ratio, (a) as of the last
               -------------------
day of any Fiscal Quarter, to be less than 0.75:1.00; and (b) as of the last day of any Fiscal Quarter where the aggregate Permitted Seller Indebtedness incurred by Subsidiaries of Borrower exceeds $25,000,000 at any time during such Fiscal Quarter, the Quick Ratio, to be less than 0.85:1.00. Compliance with clause (b) of this Section 6.14 shall be evidenced by a Compliance Certificate delivered in accordance with Section 7.2(b).

          6.15 Foreign Subsidiaries.  So long as the conditions set forth in
               --------------------
Section 8.3 shall not have been satisfied, for each time period set forth below, permit the sum of Cash, Cash Equivalents and marketable securities held by the Foreign Subsidiaries, on a cumulative basis, to exceed the amount set forth opposite such time period:

          Time Period                        Maximum Permitted
          -----------                        -----------------

     Closing Date through and
     including January 30, 2001                   $62,000,000

     January 31, 2001 and thereafter              $45,000,000

          6.16 Suspension of Business.  Voluntarily suspend its business for
               ----------------------
more than three Banking Days in period of seven consecutive Banking Days.

                                   ARTICLE 7
                    INFORMATION AND REPORTING REQUIREMENTS
                    --------------------------------------

          7.1  Financial and Business Information.  So long as any Loan remains
               ----------------------------------
unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitment remains in force, Borrower shall, unless the Requisite Lenders otherwise consent in writing, deliver to the Administrative Agent, at its sole expense:

               (a) As soon as practicable, and in any event within 45 days after the end of each calendar quarter (other than the fourth calendar quarter of each Fiscal Year), (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such calendar quarter and
     (ii) consolidated statements of income of Borrower and its Subsidiaries, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting the financial condition and results of operations of Borrower and its Subsidiaries, and shall be prepared and presented in accordance with Generally Accepted Accounting Principles (other than any requirement for footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

               (b) As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, (i) the audited consolidated balance sheet and statement of income and cash flows of Borrower and its Subsidiaries prepared and presented in accordance with Generally Accepted Accounting Principles, consistently applied, and accompanied by a report and opinion of independent public accountants of recognized national standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception which the Requisite Lenders determine is unacceptable, and (ii) the unaudited company-prepared consolidating balance sheets and statements of income. For purposes of the financial statements required by this Section 7.1(b), Borrower shall be permitted, unless otherwise requested by the Administrative Agent, to provide Regional Consolidated Financial Statements in lieu of consolidating statements;

               (c) As soon as practicable, and in any event no later than forty-five days after the commencement of each Fiscal Year, a Budget and financial forecast for that Fiscal Year and the next succeeding two Fiscal Years, each in form and detail consistent with Borrower's past practices;

               (d) Promptly and in any event within thirty Banking Days following receipt thereof, copies of any management letters or recommendations submitted to Borrower or any of its Subsidiaries by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

               (e) Promptly after the same are available, copies of each annual report, proxy or financial statement, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934;

               (f) Promptly upon a Responsible Official of Borrower becoming aware, and in any event within ten Banking Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, written notice specifying the nature thereof and specifying what action Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

               (g) Within five Banking Days after a Responsible Official of Borrower becomes aware of the existence of (i) the commencement of any material litigation against the Borrower or its Subsidiaries, (ii) the commencement of any material proceeding with respect to the Borrower or any of its Subsidiaries by any Governmental Agency, or (iii) any condition or event which constitutes a Material Adverse Effect or a Default, notice thereof, and as promptly as practical thereafter, a written summary thereof specifying the nature and period of existence thereof and specifying what action Borrower and its Subsidiaries are taking or propose to take with respect thereto;

               (h) Promptly upon a Responsible Official of Borrower becoming aware that (i) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries that is stated to be $5,000,000 or more in excess of the amount thereof that is believed by such Responsible Official to be fully covered by insurance (subject to deductibles and retentions which are reasonably consistent with Borrower's existing coverages), (ii) any creditor or lessor under a written material credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Subsidiaries, and such default has not been cured or rescinded within any applicable cure period under the credit agreement or lease or applicable Laws, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a material credit agreement or material lease stated to be in excess of $5,000,000, or (iv) any other event or circumstance occurs or exists that would constitute a Material Adverse Effect, in each case a written notice describing the pertinent facts relating thereto and what action Borrower and its Subsidiaries are taking or propose to take with respect thereto;

               (i) Within 45 days after the end of each Pricing Period, a completed Pricing Certificate; and

               (j) Such other data and information as from time to time may be reasonably requested by the Administrative Agent or any Lender.

          7.2  Compliance Certificates.  So long as any Loan remains unpaid, any
               -----------------------
Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitment remains outstanding, Borrower shall, unless the Requisite Lenders otherwise consent, deliver to the Administrative Agent as soon as practicable and in any event within 45 days after the end of each calendar quarter (except for the fourth Fiscal Quarter in each Fiscal Year, in which case 120 days shall be allowed), a Compliance Certificate signed by a Senior Officer of Borrower setting forth Borrower's calculation of its compliance with the covenants set forth therein.

                                   ARTICLE 8
                                  CONDITIONS
                                  ----------

          8.1  Conditions to the Initial Loans and Letters of Credit.  The
               -----------------------------------------------------
obligation of each Lender to make the initial Loan to be made by it, and the obligation of Lender to issue the initial Letters of Credit, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Loans (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

               (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified or, where applicable, the context otherwise requires, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

                    (1)  executed counterparts of this Agreement;

                    (2)  the Guaranty executed by each of the Guarantors;

                    (3) with respect to Borrower, the Guarantors and each of their respective Subsidiaries, such documentation as the Administrative Agent may reason ably require to establish the due organization, valid existence and good standing of each of Borrower, the Guarantors, and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf;

                    (4) evidence of the insurance policies required by Section 5.4;

                    (5) a Certificate of a Responsible Official signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 8.1(c) and 8.1(d), have been satisfied and a Pricing Certificate;

                    (6) a Certificate of a Responsible Official signed by a Senior Officer of Borrower certifying that attached thereto are true, correct and complete fully executed copies of each of the documents, including, without limitation, all applicable promissory notes, evidencing, or executed in connection with, Permitted Seller Indebtedness in existence as of the Closing Date;

                    (7) a Request for Loan and, if applicable, a Request for Letter of Credit;

                    (8) the legal opinion of Sullivan & Cromwell, special counsel to Borrower and the Guarantors; and

                    (9) such other assurances, certificates, documents, consents or opinions, consistent with the foregoing, as the Administrative Agent or any Lender reasonably may require.

               (b) the fees payable pursuant to Sections 3.2, 3.3 and 3.4 and any amounts payable pursuant to clause (a) of Section 11.3 shall be paid concurrently;

               (c)  the representations and warranties of Borrower contained in
     Article 4 shall be true and correct; and

               (d) Borrower shall be in compliance with all the terms and provisions of the Loan Documents, no Default or Event of Default shall have occurred and be continuing, and no event shall have occurred since April 30, 2000 which constitutes a Material Adverse Effect.

          8.2  Any Increasing Loan.  The obligation of each Lender to make any
               -------------------
Loan which would increase the outstanding principal amount of the Loans, and the obligation of the Issuing Lenders to issue any Letter of Credit, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of such an Loan or the issuance of a Letter of Credit:

               (a)  except as disclosed by Borrower and approved in writing by
                    ------
     the Requisite Lenders, the representations and warranties contained in
     Article 4 (other than Sections 4.6 and 4.10) shall be true and correct on
                ----- ----
     and as of the date of the Loan or Letter of Credit as though made on that date;

               (b) other than matters described in Schedule 4.10, or matters not required as of the Closing Date to be therein described, or matters disclosed by Borrower and approved in writing by the Requisite Lenders, there shall not be then pending or threatened in writing any action, suit, proceeding or investigation against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

               (c) the Administrative Agent shall have received a timely Request for Loan in compliance with Article 2 in compliance with Article 2, or the Issuing Lender and the Administrative Agent shall have timely received a Request for Letter of Credit in compliance with Article 2, as applicable; and

               (d) the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to and consistent with the foregoing as the Administrative Agent or the Requisite Lenders reasonably may require.

          8.3  Post-Closing Conditions; Pledge Agreement. As soon as reasonably
               -----------------------------------------
practicable following the Closing Date, Borrower hereby agrees to deliver the following documents, each duly authorized, executed and delivered by a Responsible Official of each party thereto, each in form and substance satisfactory to the Administrative Agent and its counsel:

               (a) the Pledge Agreement duly executed by the Borrower together with (i) the Pledged Securities (as defined in the Pledge Agreement) and
     (ii) the related stock powers duly executed in blank; and

               (b) the legal opinion of such counsel for Borrower and/or its Foreign Subsidiaries as the Administrative Agent shall reasonably request.

                                   ARTICLE 9
                        EVENTS OF DEFAULT AND REMEDIES
                        ------------------------------

     9.1   Events of Default. The existence or occurrence of any one or more of
           -----------------
the following events shall constitute an Event of Default:

           (a) Borrower fails to pay any principal or interest in respect of the Loans or Letters of Credit hereunder when due; or

           (b) Borrower fails to pay any commitment fee, letter of credit fee, expense or other amount in respect of the Loans or Letters of Credit hereunder, or any portion thereof, within five days of the date when due; or

           (c)   Any failure to comply with Section 7.1(g) or any covenant in
   Article 6; or

           (d) Borrower or any other Party fails to perform or observe any other covenant or agreement contained herein on its part to be performed or observed and fails to cure such Default within thirty days; or

           (e) Borrower or any other Party fails to perform or observe any other covenant or agreement contained in any Loan Document other than this Agreement, giving effect to any grace period and/or notice requirements set forth therein; or

           (f) Any representation or warranty made in any Loan Document proves to have been incorrect when made or reaffirmed; or

           (g) Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money or Capital Lease of $5,000,000 or more, or any guaranty of present or future Indebtedness for borrowed money or Capital Lease of $5,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money or Capital Lease of $5,000,000 or more, or of any guaranty of present or future indebtedness for borrowed money or Capital Lease of $5,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due; or

           (h) Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Indebtedness due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation; or

           (i) This Agreement or any other Loan Document at any time after its execution and delivery and for any reason, other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or any Party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same (other than in accordance with the terms and conditions of the Loan Documents); or

           (j) Any judgments or arbitration awards are entered against Borrower or any of its Subsidiaries, or Borrower or any of its Subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, in an amount of $5,000,000 or more in excess of any insurance coverage and in the case of any judgment, the same remains unstayed or undismissed for more than thirty consecutive days; or

           (k) Borrower or any of its Subsidiaries institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty consecutive calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty consecutive calendar days following the service of process; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty consecutive calendar days after its issue or levy; or

           (l) The occurrence of a Termination Event with respect to any Pension Plan if the estimated accrued liability of Borrower and its ERISA Affiliates under ERISA as a result thereof exceeds $1,000,000; or the complete or partial withdrawal by Borrower or any of its Subsidiaries or any of their ERISA Affiliates from any Multiemployer Plan if the aggregate liability of Borrower and its ERISA Affiliates as a result thereof exceeds $1,000,000 (or, in the case of the Pension Plan described on Schedule 4.13, the termination of such Pension Plan results in a liability to Borrower and its Subsidiaries which is in excess of $1,000,000 greater than the $800,000 reserve established on Borrower's books as of the Closing Date in relation thereto); or

           (m) Any judgment, order or ruling, whether or not final, is made by a court of competent jurisdiction that payment of principal or interest or both shall be made to the holder of any Subordinated Obligation which would not be permitted by Section 6.1 or that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

           (n)   The occurrence of a Change in Control.

           9.2   Remedies Upon Event of Default. Without limiting any other
                 ------------------------------
rights or remedies of the Creditors provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law, or in equity, or otherwise:

     (a) Upon the occurrence of any Event of Default other than an Event of Default described in Section 9.1(l):

           (1) the Commitment to make Loans and to issue Letters of Credit and all other obligations of the Creditors and all rights of Borrower and any other Party under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that the
                                                                 ------
   Requisite Lenders (or, to the extent required by Section 11.2, all the Lenders) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Requisite Lenders (or, to the extent required by Section 11.2, all the Lenders), to make further Loans;

           (2) the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders) may request the Issuing Lender to, and the Issuing Lender thereupon shall demand immediate payment by Borrower of an amount equal to the aggregate effective face amount of all outstanding Letters of Credit issued to Borrower as provided in Section 2.5 to be held as cash collateral for the reimbursement obligations of Borrower under such Letter of Credit; and

           (3) the Requisite Lenders (or to the extent required by Section 11.2, all Lenders) may request the Administrative Agent to, and the Administrative Agent thereupon shall, declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonour, demand or further notice of any kind, all of which are expressly waived by Borrower.

     (b)   Upon the occurrence of any Event of Default described in
Section 9.1(l):

           (1) the Commitment to make Loans and to issue Letters of Credit and all other obligations of Creditors and all rights of Borrower and any other Party under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the
                                                          ------
   Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to make further Loans;

           (2) an amount equal to the aggregate effective face amount of all outstanding Letters of Credit issued to Borrower shall be forthwith due and payable by Borrower to the Issuing Lender to be held by the Issuing Lender as cash collateral for the reimbursement obligations of Borrower to the Issuing Lender with respect to Letters of Credit issued by the Issuing Lender, without protest, presentment, notice of dishonour, demand or further notice of any kind, all of which are waived by Borrower; and

           (3) the unpaid principal amount of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonour, demand or further notice of any kind, all of which are expressly waived by Borrower.

           (c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent or any of them, without notice to or demand upon Borrower, which are expressly waived by Borrower, may proceed (but only with the consent of the consent of the Requisite Lender) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by Law or equity.

           (d) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Creditors, or any of them, shall be applied first to the costs and expenses (including attorneys' fees and disbursements) of the Administrative Agent, acting in such capacity, second, to the principal amount of the Obligations and interest and credit fees thereon, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders for application to Obligations. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder, payments shall be applied first, to the
                                                               -----
   costs and expenses of the Creditors, as set forth above, second, to the
                                                            ------
   payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and credit fees) then owing to the Creditors under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.

                                  ARTICLE 10
                           THE ADMINISTRATIVE AGENT
                           ------------------------

          10.1   Appointment and Authorization. Each Lender hereby irrevocably
                 -----------------------------
   appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          10.2   Delegation of Duties. The Administrative Agent may execute any
                 --------------------
   of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that they select with reasonable care.

          10.3   Liability of the Administrative Agent. None of the Agent
                 -------------------------------------
   Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or
   (ii) be responsible in any manner to any of the Creditors for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other Party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to the Creditors to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

          10.4   Reliance by Administrative Agent.
                 --------------------------------

                 (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by them. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Requisite Lenders (and, in a case covered by Section 11.2, of all the Lenders) as they deem appropriate and, if they so request, they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or, in a case covered by Section 11.2, of all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

               (b) For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

         10.5  Notice of Default. The Administrative Agent shall not be deemed
               -----------------
   to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Requisite Lenders in accordance with Article 9; provided, however, that unless and until the Administrative Agent shall have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as each shall deem advisable or in the best interest of the Lenders.

         10.6  Credit Decision. Each other Creditor expressly acknowledges that
               ---------------
   none of the Agent Related Persons has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Administrative Agent to any other Creditor. Each other Creditor represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to Borrower hereunder. Each other Creditor also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the other Creditors by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any of the Agent Related Persons.

         10.7  Indemnification. Whether or not the transactions contemplated
               ---------------
   hereby shall be consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the Administrative Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however,
                                                            --------  -------
   that no Lender shall be liable for the payment to the Agent Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses and the allocated fees and expenses of any internal counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Agency asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including attorneys fees and expenses and the allocated fees and expenses of any internal counsel to the Administrative Agent). The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

         10.8  Bank of America in its Individual Capacity. Bank of America and
               ------------------------------------------
   its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with Borrower and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. With respect to its Advances and its risk participation in Letters of Credit, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include Bank of America in its individual capacity.

         10.9  Successor Agents. The Administrative Agent may, and at the
               ----------------
   request of the Requisite Lenders shall, resign upon 30 days' notice to the Lenders. If the Administrative Agent so resigns, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders. If no successor is appointed prior to the effective date of the resignation, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring agent and the term "Administrative Agent" shall mean such successor agent and the retiring agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring agent's resignation under this Section, the provisions of this Article 10 and Sections 11.3, 11.12 and 11.22 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring agent's notice of resignation, the retiring agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the retiring agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

         10.10 No Obligations of Borrower. Nothing contained in this Article 10
               --------------------------
   shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to any Creditor in respect of any failure by any other Creditor to perform any of its obligations to any other Creditor under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to such Person in the manner provided by this Agreement.

                                  ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

          11.1  Cumulative Remedies; No Waiver. The rights, powers, privileges
                ------------------------------
and remedies of the Creditors provided herein or in any Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent's or any Lender's rights to assert them in whole or in part in respect of any other Loan.

          11.2  Amendments; Consents. No amendment, modification, supplement,
                --------------------
extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Party therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of amendments, modifications, supplements, extensions or terminations of or to any Loan Document to which Borrower is a Party, the approval in writing of Borrower) and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

                    (i) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of the Commitment or of any commitment fee or any letter of credit fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest, any commitment fee or any letter of credit fee;

                    (ii) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Loan or any installment of any commitment fee or letter of credit fee, or to extend the term of the Commitment.

                    (iii) To amend the provisions of the definition of "Requisite Lenders", Articles 8 or 9, or this Section 11.2; or
           -----------------

                    (iv) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent. Without implying that the Lenders are obligated to agree to any amendment, modification, supplement, extension, termination or waiver requested by Borrower, the Lenders may impose such additional conditions and such other fees and expenses (including pursuant to
                                                        ---------
Section 11.3) as the Lenders may deem appropriate in connection with the Lenders' approval thereof.

          11.3  Costs, Expenses and Taxes. Borrower shall pay the reasonable
                -------------------------
out-of-pocket costs and expenses of (a) the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including reasonable fees and out-of-pocket expenses of legal counsel to the
 ---------
Administrative Agent and, without duplication, the reasonable allocated costs of internal counsel to the Administrative Agent), (b) of each Creditor in connection with any amendment, modification, supplement, extension or waiver of the Loan Documents in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or
                ---------
attempted enforcement of the Loan Documents, and any matter related thereto, in each case including filing fees, recording fees, title insurance fees, appraisal
          ---------
fees, search fees and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including the reasonable allocated
                                             ---------
cost of in-house counsel), independent public accountants and other outside experts retained by the Administrative Agent, and including any costs, expenses
                                                  ---------
or fees incurred or suffered by each Creditor in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof, and (c) the Administrative Agent incurred in connection with the administration of the Loan Documents. Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of any Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify each Creditor from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge that each Creditor may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to each Creditor under this Section shall bear interest from the second Banking Day following the date of demand for payment at the Default Rate.

          11.4  Nature of Lenders' Obligations. The obligations of the Lenders
                ------------------------------
hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Creditors or any of them pursuant hereto or thereto may, or may be deemed to, make the Creditors a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Loan pursuant hereto is several and not joint or joint and several, and is conditioned upon the performance by all other Lenders of their obligations to make Loans. A default by any Lender will not increase the Pro Rata Share of any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so.

          11.5  Survival of Representations and Warranties. All representations
                ------------------------------------------
and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder (except to the extent the same relate solely to a specified earlier date and
 ------
only until the full repayment of the Obligations and the termination of the Commitment), and have been or will be relied upon by the Administrative Agent, notwithstanding any investigation made by the Administrative Agent or on its behalf.

          11.6  Notices. Except as otherwise expressly provided in the Loan
                -------  ------
Documents: (a) All notices, requests, demands, directions and other communications provided for hereunder, telecopied, delivered by recognized overnight delivery service or hand delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan

Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section; and (b) Any notice, request, demand, direction or other communication given by telecopier must be confirmed within two Banking Days by letter mailed or delivered to the appropriate party at its respective address. Except as
                                                              ------
otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, when sent; or if given by recognized overnight delivery service or personal delivery, when delivered. Regardless of its initial manner of delivery under this Section, the Administrative Agent shall provide a follow-up copy of any notice of default by the Borrower hereunder by certified mail, return receipt requested.

          11.7  Execution of Loan Documents. This Agreement and any other Loan
                ---------------------------
Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument.

          11.8  Binding Effect; Assignment.
                --------------------------

                (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Creditors, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or
     ------
     any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its interest in the Loans with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such interest must be within the control of such Lenders). Any Lender may at any time pledge its interest in the Loans to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

                (b) From time to time, each Lender may assign all or any portion of its Pro Rata Share to any Eligible Assignee; provided that (i) the
                                                     --------
     assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by Borrower (which approval shall not be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of
                                                         ------
     an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining portion of the Pro Rata Share of the assigning Lender, the assignment shall not assign a Pro Rata Share equivalent to less than $5,000,000 and (iv) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Banking Days after the date the Administrative Agent has received the Assignment Agreement. Upon the effective date of such Assignment Agreement, the assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its obligations under this Agreement.

                (c) By executing and delivering an Assignment Agreement, the assignee Lender thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Assignment Agreement delivered to it. After receipt of a completed Assignment Agreement executed by any Lender and an assignee, and receipt of an assignment fee of $3,500 from such assignee, Administrative Agent shall, promptly following the effective date thereof notify Borrower and each Lender of the identity of the new Lender.

                (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in a portion of its Pro Rata Share; provided, however, that (i) such Lender's obligations under
                 --------  -------
     this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the
                                                     ------
     participation agreement so provides, for the purposes of Sections 3.5, 3.6, and 11.12 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation shall be of the same Pro Rata Share,
     (vi) the participation interest shall be expressed as a percentage of the assigning Lender's Pro Rata Share as it then exists and shall not restrict an increase in the Commitment, or in the assigning Lender's Pro Rata Share, so long as the amount of the participation interest is not affected thereby and (vii) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders or (B) reduce the rate of interest on the Loans, any fee or any other monetary amount payable to the Lenders.

          11.9  Foreign Lenders and Participants.  Each Lender, and each holder
                --------------------------------
of a participation interest in the Loans that is incorporated under the Laws of a jurisdiction other than the United States of America or any state thereof shall deliver to Borrower (with a copy to the Administrative Agent), within twenty days after accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable, two duly completed copies, signed by a Responsible Official, of either Form 1001 (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be disadvantageous to it, in the judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person.

          11.10  Right of Setoff.  If an Event of Default has occurred and is
                 ---------------
continuing, the Administrative Agent or any Lender (but only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

          11.11  Sharing of Setoff.  Each Lender severally agrees that if it,
                 -----------------
through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable
Laws: (a) The Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such pay ment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) Such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a
                                  --------
disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or other wise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if that Lender were the original owner of the Obligation purchased.

          11.12  Indemnity by Borrower.  Borrower agrees to indemnify, save and
                 ---------------------
hold harmless each Creditor and their respective parent corporations, Subsidiaries, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) Any and all claims, demands, actions or
     -----------
causes of action that are asserted against any Indemnitee by any Person (other
                                                                         -----
than any Indemnitee or any Party) if the claim, demand, action or cause of
----
action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any Affiliate of Borrower or any officer, director or shareholder of Borrower, provided that the
                                                              --------
same relates to or arises from this Agreement, any other Loan Document, or any transaction contemplated hereunder or thereunder; (b) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than any Indemnitee or any Party) if the claim, demand, action
            ----- ----
or cause of action arises out of or relates to the Commitment, the use or contemplated use of proceeds of any Loan or Letter of Credit, or the relationship of Borrower and the Creditors under this Agreement; (c) Any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) Any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and out-of-pocket expenses of
          ---------
legal counsel to any Indemnitee including, without duplication, the allocated cost of internal counsel for such Indemnitee) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to
                 --------
indemnification for any loss caused by its own gross negligence or willful misconduct. If any such claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower in writing, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations.

          11.13  Nonliability of the Creditors. Borrower acknowledges and agrees
                 -----------------------------
that:

                 (a) Any inspections or audits of any Property of Borrower made by or through the Creditors are for purposes of administration of the Loan Documents only and Borrower is not entitled to rely upon the same, nor is any Creditor obligated to release to Borrower any information obtained as a result of such inspection or audit;

                 (b) By accepting or approving anything required to be observed, performed, fulfilled or given to any Creditor pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by any Creditor; and

                 (c) The relationship among Borrower its Subsidiaries and the Creditors is, and shall at all times remain, solely that of borrower, guarantors and lenders; no Creditor shall under any circumstance be construed to be a partner or joint venturer of Borrower or its Affiliates; no Creditor shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates under this Agreement; the Creditors do not undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Borrower nor any other Person is entitled to rely thereon.

          11.14  No Third Parties Benefited. This Agreement is made for the
                 --------------------------
purpose of defining and setting forth certain obligations, rights and duties of Borrower and the Creditors in connection with the Loans and Letters of Credit, and is made for the sole benefit of Borrower and the Creditors and the successors and assigns of the Creditors. Except as provided in Section 11.8 no other Person shall have any rights of any nature hereunder or by reason hereof.

          11.15  Further Assurances. Borrower shall, and shall cause its
                 ------------------
Subsidiaries to, at their expense and without expense to the Creditors, do, execute and deliver such further acts and documents as the Administrative Agent or the Requisite Lenders from time to time reasonably require for the assuring and confirming unto the Creditors of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

          11.16  Confidentiality.  Each Lender agrees to hold any confidential
                 ---------------
information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) To other Lenders; (b) To legal counsel
            ------
and accountants for Borrower, the Administrative Agent or any Lender; (c) To other professional advisors to Borrower, the Administrative Agent or any Lender;
(d) To regulatory officials having jurisdiction over that Lender; (e) As required by Law or legal process or in connection with any legal proceeding to which that Lender is a party; and (f) To another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Loans, provided that the recipient has accepted
                                     --------
such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously
                                           ----------
filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower to any Person not an Affiliate, agent or employee of Borrower without a confidentiality agreement substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of any Creditor to Borrower or its Affiliates.

          11.17  Integration.  This Agreement, together with the other Loan
                 -----------
Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental
                                    --------
rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

          11.18  Severability of Provisions.  Any provision in any Loan Document
                 --------------------------
that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

          11.19  Independent Covenants.  Each covenant in Articles 5, 6 and 7 is
                 ---------------------
independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

          11.20  Headings.  Article and Section headings in this Agreement and
                 --------
the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

          11.21  Arbitration Reference.
                 ---------------------

                 (a)  Mandatory Arbitration. Any controversy or claim between or
                      ---------------------
among the parties hereto arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                 (b)  Judicial Reference.  A controversy or claim which is not
                      ------------------
submitted to arbitration as provided and limited in subparagraph (a) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is
                                                -- ---
made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                 (c)  Provisional Remedies, Self-Help and Foreclosure. No
                      -----------------------------------------------
provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Requisite Lenders' option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

          11.22  Environmental Indemnity.  Borrower hereby agrees to indemnify,
                 -----------------------
defend and hold harmless each Creditor and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person"), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including fees and out-of-pocket expenses of legal counsel to
                  ---------
the Administrative Agent and the allocated costs of internal counsel to the Administrative Agent and, following an Event of Default, the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising, directly or indirectly out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to: (a) any Environmental Claim arising out of or related to any Property subject to a Lien in favor of the Administrative Agent or any Lender. Following any Event of Default, no action taken by legal counsel chosen by the Administrative Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair Borrower's obligation and duty hereunder to indemnify and hold harmless each Creditor.

                 (a) In no event shall any site visit, observation, or testing by the Administrative Agent or any Lender (or any contractee of the Administrative Agent) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Administrative Agent however the Administrative Agent shall endeavor (without liability for failing to do so) to inform Borrower of any material environmental liability disclosed to it by any such site visit, observation or testing. Neither the Administrative Agent nor any Lender owes any duty of care to protect Borrower or any other Person against, or to inform Borrower or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Administrative Agent nor any Lender shall be obligated to disclose to Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Administrative Agent or any Lender.

                 (b) The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel reasonably satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of Borrower. All amounts owing under this Section shall be paid within 30 days after demand.

          11.23  Jurisdiction and Venue.  Except as otherwise expressly provided
                 ----------------------
in any Loan Document, the parties hereto and thereto agree and intend that the proper and exclusive forum for any litigation of any disputes or controversies arising out of or related to the Loan Documents shall be the Superior Court of the State of California for the County of Los Angeles. Each party to any Loan Document, to the extent permitted by applicable laws, hereby expressly waives any defence or objection to jurisdiction or venue based on the doctrine of forum
                                                                           -----
non conveniens, and stipulates that the Superior Court of the State of
--- ----------
California for the County of Los Angeles shall have in personam jurisdiction and
                                                    -- --------
venue over such party for the purpose of litigating any dispute or controversy arising out of or related to the Loan Documents. In the event Borrower or any Affiliate thereof should commence or maintain any action or proceeding arising out of or related to the Loan Documents in a forum other than the Superior Court of the State of California for the County of Los Angeles, Lender shall be entitled to request the dismissal or stay of such action or proceeding, and Borrower and its Affiliates stipulate that such action or proceeding shall be dismissed or stayed.

          11.24  GOVERNING LAW.  EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY
                 -------------
PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA.

          11.25  PURPORTED ORAL AMENDMENTS.  THE PARTIES HERETO EXPRESSLY
                 -------------------------
ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. THE PARTIES HERETO AGREE THAT THEY WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OF THE OTHER LOAN DOCUMENTS.





                    [THIS SPACE INTENTIONALLY LEFT BLANK -

                           SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    Borrower:

                                    KORN/FERRY INTERNATIONAL, INC.,
                                    a Delaware corporation

                                    By: /s/ Elizabeth Murray
                                       -------------------------------------
                                        Name:  Elizabeth Murray
                                        Title: Executive Vice President and
                                               Chief Financial Officer

                                    By: /s/ Peter L. Dunn
                                       -------------------------------------
                                        Name:  Peter L. Dunn
                                        Title: Vice Chairman

                                    Address:
                                    1800 Century Park East, Suite 900
                                    Los Angeles, California 90067
                                    Attn: Donna Ambrose, Assistant Treasurer
                                    Email: donna.ambrose@kornferry.com
                                           ---------------------------
                                    Telephone: (310) 556-8523
                                    Telecopier: (310) 286-2405



                                    BANK OF AMERICA, N.A.


                                    By: /s/ David J. Stassel
                                       -------------------------------------
                                        David J. Stassel, Vice President

                                    Address:
                                    Bank of America, N.A. #1459
                                    Mail Code CA 9-156-MZ-07
                                    525 South Flower, Mezzanine Level
                                    Los Angeles, CA 90071-2202
                                    Attn: David J. Stassel, Vice President
                                    Email: david.j.stassel@bankofamerica.com
                                           ---------------------------------
                                    Telephone: (213) 345-6931
                                    Telecopier: (213) 345-6982

                                      S-1